EXHIBIT 10.1

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

RITCHIE BROS. AUCTIONEERS (AMERICA) INC.,

J.M. WOOD AUCTION CO., INC.,

the Equityholders of J.M. WOOD AUCTION CO., INC.,

and

Bryant S. Wood, as Seller Representative
March 10, 2025

Page

Section 1.1    Definitions    1
Section 1.2    Construction    10
ARTICLE 2 THE TRANSACTION    10
Section 2.1    Purchase and Sale of Membership Interests    10
Section 2.2    Purchase Price    10
Section 2.3    Closing    12
Section 2.4    Closing Transactions    12
Section 2.5    Post-Closing Adjustment    13
Section 2.6    Seller Representative    15
Section 2.7    Withholding    16
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS    16
Section 3.1    Organization and Good Standing    16
Section 3.2    Authority and Enforceability    17
Section 3.3    No Conflict    17
Section 3.4    Capitalization and Ownership    17
Section 3.5    Financial Statements    18
Section 3.6    Books and Records    19
Section 3.7    Subsidiaries    19
Section 3.8    Accounts Receivable; Bank Accounts    19
Section 3.9    Accounts Payable    19
Section 3.10    Liabilities    20
Section 3.11    Absence of Certain Changes and Events    20
Section 3.12    Sufficiency of Assets    21
Section 3.13    Real Property    21
Section 3.14    Environmental, Health and Safety Matters    23
Section 3.15    Intellectual Property, Systems, and Data Security    23
Section 3.16    Contracts    26
Section 3.17    Tax Matters    28
Section 3.18    Employee Benefit Matters    30

-i-

(continued)
Page

Section 3.19    Employment Matters    32
Section 3.20    Compliance with Laws and Governmental Authorizations    33
Section 3.21    Legal Proceedings    33
Section 3.22    Customer Guaranties; Customers and Suppliers    33
Section 3.23    Insurance    33
Section 3.24    Related Party Transactions    33
Section 3.25    Brokers or Finders    34
Section 3.26    Disclosure    34
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER    34
Section 4.1    Organization and Good Standing    34
Section 4.2    Authority and Enforceability    34
Section 4.3    No Conflict    34
Section 4.4    Legal Proceedings    35
Section 4.5    Brokers or Finders    35
Section 4.6    Independent Investigation    35
ARTICLE 5 COVENANTS    35
Section 5.1    Conduct of Business Prior to Closing    35
Section 5.2    Access and Investigation; Disclosure of Contracts    37
Section 5.3    Regulatory Filings    37
Section 5.4    No Solicitation of Other Bids    39
Section 5.5    Confidentiality    39
Section 5.6    Public Announcements    40
Section 5.7    Notice of Certain Events    41
Section 5.8    Employment Matters    41
Section 5.9    Real Property Matters    42
Section 5.10    Closing Conditions    43
Section 5.11    Further Assurances    43
Section 5.12    Control of Operations    44
Section 5.13    Excluded Assets    44
Section 5.14    Updates to Schedules    44
-ii-

(continued)
Page

Section 5.15    Business Guaranties    44
Section 5.16    Letters of Credit    45
ARTICLE 6 CERTAIN TAX MATTERS    45
Section 6.1    Tax Matters and Tax Returns    45
Section 6.2    Payment of Taxes    46
Section 6.3    Tax Apportionment    46
Section 6.4    Tax Proceedings    46
Section 6.5    Cooperation    47
Section 6.6    Transactional Taxes    47
Section 6.7    Amended Tax Returns; Tax Elections; Other Tax Matters    47
Section 6.8    Tax Refunds    48
ARTICLE 7 CONDITIONS TO CLOSING    48
Section 7.1    Conditions to the Obligations of All Parties    48
Section 7.2    Conditions to the Obligations of Purchaser    48
Section 7.3    Conditions to the Obligations of Sellers    49
ARTICLE 8 TERMINATION    50
Section 8.1    Termination    50
Section 8.2    Effect of Termination    51
ARTICLE 9 INDEMNIFICATION    51
Section 9.1    Indemnification by the Sellers    51
Section 9.2    Indemnification by the Purchaser    52
Section 9.3    Claim Procedure    53
Section 9.4    Third Party Claims    53
Section 9.5    Survival    54
Section 9.6    Limitations on Liability    55
Section 9.7    No Right of Indemnification or Contribution    56
Section 9.8    Insurance Proceeds and Other Payments    56
Section 9.9    Indemnity Offset Against First, Second and Third Anniversary Payments    56
Section 9.10    Exclusive Remedy    56
-iii-

(continued)
Page

Section 9.11    Tax Treatment of Indemnification Payments    57
Section 9.12    Sellers’ Release    57
Section 9.13    No Double Recovery    57
ARTICLE 10 GENERAL PROVISIONS    57
Section 10.1    Notices    57
Section 10.2    Amendment    58
Section 10.3    Waiver and Remedies    59
Section 10.4    Entire Agreement    59
Section 10.5    Assignment and Successors and No Third Party Rights    59
Section 10.6    Severability    59
Section 10.7    Exhibits and Schedules    59
Section 10.8    Interpretation    60
Section 10.9    Governing Law    60
Section 10.10    Specific Performance    60
Section 10.11    Jurisdiction and Service of Process    60
Section 10.12    Waiver of Jury Trial    60
Section 10.13    Expenses    60
Section 10.14    Representation of Stockholders; Privileged Deal Communications    61
Section 10.15    Counterparts    61

Exhibits
Exhibit A:     Accounting Principles
Exhibit B:     Inventory Valuation Methodology
Exhibit C:     Illustrative Calculation of Closing Net Working Capital
Exhibit D:     Excluded Assets
Exhibit E:     Pro Rata Shares

Schedules
Schedule A:     Shares
Schedule 5.1:     Conduct of Business Prior to Closing
Schedule 5.9(b):     Phase II Testing
Schedule 5.15:     Business Guaranties
Schedule 5.16:     Letters of Credit
-iv-

(continued)
Page

Schedule 6.1(b):     Purchase Price Allocation
Schedule 7.2(c):     Required Approvals, Consents, and Waivers
Schedules 7.2(g):     Asset Transfer Agreement
Schedule 9.1(g):     Special Indemnification Matters
Sellers Disclosure Schedule

-v-

EQUITY PURCHASE AGREEMENT
This Equity Purchase Agreement (the “Agreement”) is made as of March 10, 2025, by and among Ritchie Bros. Auctioneers (America) Inc., a Washington corporation (the “Purchaser”), J.M. Wood Auction Co., Inc., an Alabama corporation (the “Company”), Bryant S. Wood, an individual resident of the State of Alabama (“Bryant”), Ruston R. Wood, an individual resident of the State of Alabama (“Ruston”), Kimberly Wood Cox, an individual resident of the State of Alabama (“Kimberly” and collectively with Bryant, and Ruston, the “Sellers” and each individually a “Seller”) and Bryant S. Wood, in his capacity as seller representative (the “Seller Representative”).
The Sellers collectively own all of the issued and outstanding shares of common stock of the Company, in the amounts set forth on Schedule A (the “Shares”).

After the date hereof and at least two (2) days before the Closing, the Sellers and the Company will effect a reorganization whereby (i) Sellers form a new Delaware corporation (“HoldCo”), (ii) Sellers contribute all outstanding equity interests in the Company to HoldCo in exchange for 100% of the equity interests in HoldCo, (iii) on the date of such contribution, HoldCo files IRS Form 8869 electing for the Company to be a “qualified subchapter S subsidiary” as such term is defined in Section 1361(b)(3)(B) of the Code effective as of the date of filing the contribution, which IRS Form 8869 reflects that the election is being made in combination with a Section 368(a)(1)(F) reorganization described in Rev. Rul. 2008-18 (subclauses (i)-(iii), the “Reorganization”), and (iv) at least one (1) day following the date of filing of the qualified subchapter S subsidiary election and at least one (1) day before the Closing, the Company converts into a limited liability company and is treated as a disregarded entity for federal income Tax purposes (subclause (iv), the “Conversion” and together with the Reorganization, the “Restructuring”).

The Sellers desire to cause HoldCo to sell to the Purchaser, and the Purchaser desires to purchase from HoldCo, all of the issued and outstanding membership interests of the Company in accordance with the provisions of this Agreement.
Concurrently herewith, each of the Sellers has entered into noncompetition agreements with Purchaser (the “Noncompetition Agreements”), which shall be effective upon the Closing.
Concurrently herewith, each of the Sellers has enter into employment agreements with Purchaser or an Affiliate of Purchaser (the “Seller Employment Agreements”), which shall be effective upon the Closing.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
Section 1.1Definitions. For the purposes of this Agreement and the Ancillary Agreements, capitalized terms shall have the meanings specified in this Section 1.1 except where otherwise defined in this Agreement:
“Accounting Principles” means the definition assigned to such term in Exhibit A.

“Accrued Income Taxes” means the amount of all income Taxes of the Company and its Subsidiaries for taxable periods or portions thereof ending on the Closing Date which are first due after the Closing Date.
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Ancillary Agreements” means, collectively, the Noncompetition Agreements, the Seller Employment Agreements, the Membership Interest Assignments, and the Asset Transfer Agreement.
“Antitrust Fees” means the legal fees incurred by Sellers and the Company in connect with HSR filings, the Federal Trade Commission and/or Department of Justice proceedings, and other related antitrust matters in respect of Transaction, up to an amount not to exceed $1,000,000.
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Business” means the business of the Company as currently conducted, including buying, selling and auctioning heavy equipment and machinery and conducting appraisals.
“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York, New York are closed either under applicable Law or action of any Governmental Authority.
“Cash” means, with respect to the Company and the Subsidiaries, all cash, cash equivalents and marketable securities held by the Company and the Subsidiaries, calculated in accordance with the Accounting Principles in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet. For avoidance of doubt, Cash will (a) be calculated net of issued but uncleared checks and drafts, (b) include checks and drafts deposited for the accounts of the Company and the Subsidiaries (or in the possession thereof, as evidenced by the date of such checks) but not yet posted, (c) include pending electronic funds transfers for the account of the Company and the Subsidiaries, and (d) exclude any restricted cash (which for clarity, means any cash which is not freely usable by the Company or its Subsidiaries because it is subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction).
“Closing Cash” means the Cash of the Company and the Subsidiaries as of the close of business on the day immediately prior to the Closing Date; for the avoidance of doubt, Purchaser acknowledges and agrees that, prior to the Closing Date, the Company and the Subsidiaries shall distribute substantially all of the Cash from the Company and the Subsidiaries to HoldCo or Sellers.
“Closing Indebtedness” means the outstanding Indebtedness of the Company and the Subsidiaries as of the close of business on the day immediately prior to the Closing.

“Closing Net Working Capital” means the Net Working Capital as of the close of business on the day immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any current or former manager, officer, employee or consultant of the Company or ERISA Affiliate, or with respect to which the Company or ERISA Affiliate has or may have any Liability, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any Pension Plan, any Title IV Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay (including without limitation paid time off (“PTO”), sick pay, Section 125 cafeteria benefits, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, equity options, equity purchase, restricted equity or equity units, phantom equity, equity appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Company or ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Company or ERISA Affiliate) for the benefit of any current or former manager, officer, employee or consultant of the Company or ERISA Affiliate, or with respect to which the Company or ERISA Affiliate has or may have any Liability).
“Confidential Information” means (i) any Intellectual Property Rights, including product specifications, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned development and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, software, database technologies, systems, structures, architectures and data (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (ii) any and all information concerning the business and affairs of the Company and the Subsidiaries (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented, and (iii) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing any information, in whatever form or medium, concerning the business or affairs of the Company and any Subsidiary. Confidential Information does not include information that (a) is generally available or ascertainable to the public on the date of this Agreement or (b) becomes generally available or ascertainable to the public other than as a result of a disclosure not otherwise permissible hereunder.
“Consent” means any approval, consent, ratification, waiver or other authorization.
“Consignment Contract” means any open Contract between the Company and a third party, including any Governmental Authority, pursuant to which such third party has provided Consignment Inventory to the Company to be sold through a Company auction on a consignment basis.
“Consignment Inventory” means the equipment and similar inventory consigned to the Company or its Affiliates by a third party to be auctioned or otherwise sold by the Company. For clarity, the equipment and similar inventory which has been purchased by the Company (and not consigned to the Company) shall not be Consignment Inventory.

“Continuing Employees” means employees of the Company who transfer employment to Purchaser or an Affiliate of Purchaser on the Business Day following the Closing Date.
“Contract” means any contract, agreement, lease, license, commitment, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.
“Current Assets” means all current assets of the Company and the Subsidiaries (excluding Cash, the Inventory and the Excluded Assets), calculated in accordance with the Accounting Principles. “Current Assets” shall not include any deferred tax assets. For clarity, the Current Assets shall include an amount equal to any utility or similar deposits and any Lease deposits. In addition, “Current Assets” shall be increased and include an amount equal to the (a) the amount actually paid by the Company for advertising and marketing, temporary labor, clean-up and hauling solely to the extent expended in preparation of the next scheduled auction by the Company following the Closing Date and (b) to the extent included in Current Liabilities, any accrued expenses for the items described in clause (a) above.
“Current Liabilities” means all current Liabilities of the Company and the Subsidiaries (excluding Indebtedness and Transaction Expenses), in each case calculated in accordance with the Accounting Principles. “Current Liabilities” shall not include (a) the obligations under the Customer Guaranties with respect to any Inventory nor (b) any deferred tax liabilities.
“Customer Contract” means any open Contract between the Company and a customer of the Company, including any Governmental Authority, with respect to the purchase and sale of Inventory.
“Customer Guaranties” means the minimum sale price guaranties or similar obligations, under which the Company has guaranteed or otherwise committed to a minimum sale price with respect to the sale of Inventory or Consignment Inventory to the extent that such Inventory or Consignment Inventory was not sold prior to the Closing.
“Dollars” or “$” means U.S. dollars.
“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition or similar restriction (whether absolute or contingent).
“Environmental Law” means any Law (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, the release or threatened release or exposure to, or the management, manufacture, use, containment, storage, handling, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any corporation or trade or business that is treated as a single employer with the Company as determined under Sections 414(b), (c), (m) or (o) of the Code.
“Excluded Assets” means those assets described on Exhibit D.

“Fraud” means actual, intentional fraud (and not constructive, negligent, equitable, promissory, unfair dealings, or constructive fraud, or any torts based on negligence or recklessness) with respect to the making of the representations and warranties in this Agreement.
“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.
“Governing Document” means, as appropriate, the charter, articles or certificate of incorporation, formation or amalgamation and bylaws of a corporation or the certificate of formation and, if applicable, operating agreement of a limited liability company, or other legal document that establishes the legal existence or governs the internal affairs of an entity, as amended, and as may be amended, replaced or superseded from time to time.
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Guaranties” shall have the meaning ascribed to it in Section 5.15.
“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, when used with reference to any Person, without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, (c) all obligations for the deferred purchase price of property or services (including any earn-out or other deferred purchase price Liabilities), (d) any indebtedness arising under capitalized leases (excluding leases treated as operating leases on the Financial Statements), conditional sales contracts and other similar title retention instruments, (e) the dollar amount of any commitment by which the Person assures a creditor against loss (including contingent reimbursement obligations with respect to bankers acceptances, fidelity bonds, surety bonds, performance bonds and letters of credit (in each case, to the extent drawn, called or matured)), (f) all Liabilities less all assets arising under any interest rate swap or other interest rate protection agreement or other similar interest rate agreement, (g) all amounts payable to any of the Sellers or their Affiliates or any Person not acting at arm’s length with any of them, (h) all committed but unpaid capital expenditures, (i) all indebtedness of others referred to in paragraphs (a) through (h) above guaranteed by the Company or any Subsidiary, (j) all Accrued Income Taxes, (k) all Liabilities arising out of any breach of the foregoing obligations, and (l) all accrued interest, fees or other similar obligations with respect to any of the foregoing, provided that Indebtedness will exclude any vehicle or real property leases (but not vehicle loans) and, for greater certainty, no item included in the calculation of Indebtedness shall be included in the calculation of Current Liabilities or Transaction Expenses. Notwithstanding the foregoing, the term “Indebtedness” shall not include the obligations under the Letters of Credit (except to the extent any amounts are drawn thereon prior to the Closing) or the Customer Guaranties.
“Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) rights in original works of authorship, whether or not copyrightable, (v) trade secrets, databases, datasets, data, and confidential or proprietary information, and any rights in the same, (vi) rights in internet domain names, uniform resource locators, social media accounts, and e-mail addresses, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.
“Inventory” means the equipment and similar inventory acquired by the Company and its Affiliates purchased for resale in the ordinary course of the Business (e.g., to be auctioned). For the avoidance of doubt, assets (which includes trucks, forklifts and office equipment) which were not purchase for resale and, instead, are used in the ordinary course of the Business are not “Inventory.” In addition, the equipment and similar inventory which has been “consigned” to the Company (and not purchased by the Company) shall not be considered Inventory.
“Inventory Price” means the purchase price of the Inventory actually paid by the Company (increased for the cost of upgrades, repairs, and other expenses incurred by the Company), calculated in accordance with the valuation methodology set forth on Exhibit B.
“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.
“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
“Key Persons” means each of Trey Murphy, Don Kelly Stewart, Curt Brown, Wheeler Johnson, George Massey, Phil Lucius, Mason Lee, and Jeff Jones.
“Law” means any applicable federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.
“Law Firm” shall have the meaning ascribed to it in Section 10.14.
“Leases” means leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto pursuant to which the Company holds any Leased Real Property.
“Letters of Credit” shall have the meaning ascribed to them in Section 5.16.
“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise.

“Licensed-In Intellectual Property Rights” means Third-Party Intellectual Property Rights used or held for use by the Company or any Subsidiary with the permission of the owner.
“Licensed-Out Intellectual Property Rights” means Owned Intellectual Property Rights licensed to any third party.
“Lookback Date” means January 1, 2020.
“Loss” means any loss, Proceeding, judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person, but excluding any punitive, consequential, special and exemplary damages except to the extent actually awarded in a Proceeding.
“Material Adverse Effect” means any fact, change, circumstance, condition (financial or otherwise), event or development that, when considered individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect in, or has had or would reasonably be expected to have a material adverse effect on the business or the assets of the Company and the Subsidiaries, taken as a whole other than any change or effect resulting from (i) changes in (a) general economic conditions (whether international, national or local), (b) political conditions (including acts of war, declared or undeclared, armed hostilities and terrorism), (c) the general industry or markets in which the Company or the Subsidiaries operate, or (d) Laws or accounting standards, or the principles or interpretations thereof, applicable to the Company or the Subsidiaries, which do not, in each case, (i) have a disproportionate effect on the Company or the Subsidiaries, relative to other comparable Persons operating in the industries in which the Company or the Subsidiaries operate, (ii) natural disasters or pandemics, which do not have a disproportionate effect on the Company or the Subsidiaries, relative to other comparable Persons operating in the industries in which the Company or the Subsidiaries operate, (iii) the announcement or consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (iv) any event, condition or other matter disclosed on a schedule to this Agreement, (v) any change resulting from any action by the Company or the Subsidiaries required by this Agreement or taken with the prior written consent or at the written request of the Purchaser, or (vi) the failure of the Company or the Subsidiaries to achieve any financial projections or budget (it being understood that, for the avoidance of doubt, the circumstances giving rise to any such failure may constitute, and may be taken into account in determining whether there is or would reasonably be expected to be, a Material Adverse Effect).
“Net Working Capital” means Current Assets minus Current Liabilities.
“Net Working Capital Adjustment” means (a) if the amount of Closing Net Working Capital is less than the Target Closing Net Working Capital, a dollar for dollar decrease to the Purchase Price by the amount of the deficiency in Closing Net Working Capital, and (b) if the amount of the Closing Net Working Capital is greater than the Target Closing Net Working Capital, a dollar for dollar increase to the Purchase Price by the amount of the excess of Closing Net Working Capital.
“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.
“Off-The-Shelf Software” mean mass-marketed “off-the-shelf” software that is generally commercially available (and licensed to the Company) on standard terms that requires license, maintenance, and support fees less than $20,000 per year.

“Order” means any Judgment, order, award, decree, consent, writ or injunction of any Governmental Authority, or any conciliation agreement, settlement agreement, market conduct or financial examination report or corrective action plan made, issued or entered by or with any Governmental Authority.
“Outside Date” means September 10, 2026.
“Owned Intellectual Property Rights” means Intellectual Property Rights in which the Company or any Subsidiary has or purports to have any ownership interest or exclusive license rights.
“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums not yet due and or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, provided such liens do not materially impair the conduct of the Business; (b) statutory liens for current real or personal property Taxes or other governmental charges not yet due and payable, or which are being contested in good faith by appropriate proceedings, provided that adequate reserves have been established in the final computation of Current Liabilities for purposes of determining Net Working Capital; (c) easements, rights-of-way, restrictions, covenants, conditions, minor defects, irregularities, or other Encumbrances that are of record or would be disclosed by a current, accurate survey, and which, individually or in the aggregate, do not materially interfere with the present and continued use of the affected property for its current purposes; (d) zoning, entitlement, building, and other land use regulations imposed by any Governmental Authority that do not materially interfere with the present and continued use of the property for its current purposes or the conduct of the Business; and (e) Encumbrances that are immaterial in character, amount, or effect, and that do not materially detract from the value of, or materially interfere with, the present and continued use of the affected properties or assets for their current purposes.
“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.
“Privileged Deal Communications” shall have the meaning ascribed to it in Section 10.14.
“Pro Rata Shares” means, with respect to any Seller, the percentage set forth next to such Seller’s name on Exhibit E.
“Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.
“Proprietary Contact List” means the Company’s list of all customers and/or potential customers or suppliers relating to the purchase or sale of Inventory or Consignment Inventory, including but not limited to such Person’s contact information to which the Company has or will distribute materials through mail and/or electronic delivery.
“Proprietary Contract” means any Customer Contract, Consignment Contract, and/or Supplier Contract.
“Purchase Price” means Two Hundred and Thirty-Five Million Dollars ($235,000,000) plus (a) the Closing Cash minus (b) the amount (if any) by which the Target Closing Net Working Capital exceeds Closing Net Working Capital, plus (c) the amount (if any) by which Closing Net Working Capital exceeds the Target Closing Net Working Capital minus (d) the Closing Indebtedness, minus (e) the amount of any Transaction Expenses, plus (f) the Antitrust Fees.
“Purchaser Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability) and Section 4.5 (Brokers or Finders).
“Registered Intellectual Property Rights” means Intellectual Property Rights that are: (i) patents or patent applications, (ii) trademark or service mark applications or registrations, (iii) copyright registrations, and (iv) domain names or social media accounts.
“Restricted Tax Action” shall have the meaning ascribed to it in Section 6.7.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.3 (No Conflict), Section 3.4 (Capitalization and Ownership), and Section 3.25 (Brokers or Finders).
“Seller Group” shall have the meaning ascribed to it in Section 10.14.
“Sellers’ Knowledge” means, with respect to the Sellers, the actual knowledge of any of the Sellers with respect to the matter in question, and such knowledge that such Seller should be reasonably expected to have based on such respective position with the Company or its Subsidiaries or as would have been obtained following the exercise of reasonable inquiry by such Seller of the Company’s responsible personnel thereof.
“Subsidiary” means, with respect to a specified Person, any corporation or other entity of which (a) a majority of the voting power of the equity securities or other interests is owned, directly or indirectly, by such Person (without regard to the occurrence of any contingencies affecting voting power) or (b) the power to elect a board majority (or Persons performing similar functions) or otherwise control the entity is held directly or indirectly by such Person. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.
“Supplier Contract” means any open Contract between the Company and a supplier to the Company with regard to Inventory.
“Target Closing Net Working Capital” means negative $344,500.
“Tax” means (a) any and all federal, state, provincial, territorial, local, non-U.S. or other taxes, charges, fees, duties (including customs duties), levies or assessments, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), unclaimed property, sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital equity, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Company or any Subsidiary is liable to pay by Law, by Contract or otherwise, whether or not disputed.
“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than the Company or a Subsidiary has any ownership interest.
“Transaction Expenses” means all fees and expenses of the Company or any Subsidiary incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby that are unpaid as of the Closing. Notwithstanding the foregoing, “Transaction Expenses” shall not include: (i) any fees or expenses incurred by the Company or any Subsidiary in connection with the Purchaser’s financing of the transactions contemplated hereby, or any other cost or expenses of Purchaser or any of its Affiliates (including without limitation, the costs of any title insurance, surveys, environmental site assessments or appraisals obtained by the Purchaser or any of its Affiliates in connection with this Agreement, which shall be paid for by the Purchaser), (ii) Liabilities that the Purchaser or any of its Affiliates causes the Company or any of its Subsidiaries to incur in the course of the post-Closing operations of the Business (excluding, for the avoidance of doubt, Liabilities resulting from accruals, expenses, or other adjustments required to cause the Company to comply with the Accounting Principles for purposes of determining the final Closing Net Working Capital, Closing Indebtedness, Transaction Expenses and Closing Cash pursuant to Section 2.4), (iii) any expenses which have been accounted for (but only to extent so accounted for) in the calculation of Closing Indebtedness or Closing Net Working Capital (and thereby reduced the Purchase Price) or were otherwise paid at or prior to the Closing, (iv) any stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements, and similar Liabilities pursuant to any agreement or commitment by the Purchaser or its Affiliates to any Person that become owed to any Person or that will be triggered in whole or in part by the consummation of the transactions contemplated hereby, or (v) any Liabilities under the employment agreements (including any related noncompete agreements) or any stock awards or rights granted by the Purchaser to any employee or consultant of the Company or any of its Subsidiaries.
Section 1.2Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” and “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.
ARTICLE 2
THE TRANSACTION
Section 2.1Purchase and Sale of Membership Interests. In accordance with the provisions of this Agreement, at the Closing, the Sellers will cause HoldCo to sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from HoldCo, all of the issued and outstanding membership interests (the “Membership Interests”) of the Company.

Section 2.2Purchase Price.
(a)The aggregate consideration to be paid by the Purchaser to HoldCo (or as directed by HoldCo to the Sellers), for the Membership Interests and for the Inventory, which amount shall be subject to post-Closing adjustment pursuant to Section 2.5, shall be paid in cash as follows:
(i)an amount equal to 67% of the estimated Purchase Price, as calculated by the Sellers in accordance with Section 2.2(d) (the “Estimated Purchase Price”) and 100% of the Inventory Price, as calculated by the Purchaser and the Sellers in accordance with Section 2.2(e), shall be paid to HoldCo (or as directed by HoldCo to the Sellers) at Closing (together, the “Closing Payment”) pursuant to Section 2.4(b)(i);
(ii)an amount equal to 11% of the Final Purchase Price (the “First Anniversary Payment”) shall be paid to HoldCo (or as directed by HoldCo to the Sellers) within 30 days after the first anniversary of the Closing (the “First Anniversary Date”);
(iii)an amount equal to 11% of the Final Purchase Price (the “Second Anniversary Payment”) shall be paid to HoldCo (or as directed by HoldCo to the Sellers) within 30 days after the second anniversary of the Closing (the “Second Anniversary Date”); and
(iv)an amount equal to 11% of the Final Purchase Price (the “Third Anniversary Payment”) shall be paid to HoldCo (or as directed by HoldCo to the Sellers) within 30 days after the third anniversary of the Closing (the “Third Anniversary Date”);
(b)Notwithstanding the foregoing Section 2.2(a):
(i)The First Anniversary Payment shall be reduced by any amounts necessary to satisfy the obligations, if any, under Section 2.5 (Post-Closing Adjustment) of this Agreement, as determined in accordance therewith.
(ii)In the event that a Seller breaches Section 1.02 of the Noncompetition Agreements prior to the third anniversary of the Closing prior to the third anniversary of the Closing, then the First Anniversary Payment (to the extent that the First Payment Date has not passed), Second Anniversary Payment (to the extent that the Second Payment Date has not passed) and/or Third Anniversary Payment (to the extent that the Third Payment Date has not passed), to the extent unpaid at the time of such breach, shall be reduced by 85%.
(iii)In the event that either Bryant’s or Ruston’s respective Seller Employment Agreement (A) is terminated by the Employer (as defined therein) for Cause (as defined therein) or (B) is terminated by such Seller without Good Reason (as defined therein) prior to the third anniversary of the Closing, then, based on both Bryant’s and Ruston’s collective Pro Rata Shares, the First Anniversary Payment (to the extent that the First Payment Date has not passed), Second Anniversary Payment (to the extent that the Second Payment Date has not passed) and/or Third Anniversary Payment (to the extent that the Third Payment Date has not passed), to the extent unpaid at the time of such breach, shall be reduced by 50%. For clarity, there shall be no reduction in the aforementioned payments in the event of termination of either Bryant’s or Russ’s respective Seller Employment Agreement by Bryant or Ruston due to either’s death or Disability (as defined in such Seller Employment Agreement). For further clarity, there shall be no reduction in any payment to Kimberly due to termination of either Bryant’s or Ruston’s respective Seller Employment Agreement.
(c)Notwithstanding anything to the contrary herein, in the event of an Environmental Excess, each of the First Anniversary Payment, Second Anniversary Payment and Third Anniversary Payment, to the extent unpaid at the time of determination of the Environmental Excess, shall be reduced in equal amounts by the total amount necessary to satisfy the Environmental Excess. For illustration purposes only, if an Environmental Excess is determined after the First Anniversary Payment is issued but before the Second Anniversary Payment is issued, then one-half of such Environmental Excess shall be deducted from the Second Anniversary Payment and one-half of such Environmental Excess shall be deducted from the Third Anniversary Payment. For the avoidance of doubt, nothing in this Section 2.2(c) shall limit Purchaser’s ability to recover all or any portion of such Environmental Excess from the Sellers in accordance with this Agreement to the extent not fully deducted from the First Anniversary Payment, Second Anniversary Payment, and/or Third Anniversary Payment.
(d)No later than five Business Days prior to the Closing, the Seller Representative will deliver to the Purchaser a written statement (the “Estimated Calculation Statement”) setting forth the

Company’s good faith estimate of the Estimated Purchase Price, which shall set forth, in reasonable detail and in accordance with Accounting Principles, its calculations of (i) the Company’s good faith estimate of the Closing Net Working Capital and the amount (if any) by which Closing Net Working Capital exceeds the Target Closing Net Working Capital or the amount (if any) by which Target Closing Net Working Capital exceeds Closing Net Working Capital, (ii) the Company’s good faith estimate of the amount of the Closing Indebtedness, (iii) the Company’s good faith estimate of the amount of the Closing Cash, and (iv) any unpaid Transaction Expenses. The amount of the Estimated Purchase Price and the Inventory Price to be paid to HoldCo (or to the Sellers, as directed by HoldCo) and the account and wire transfer instruction for HoldCo (or if applicable, each Seller) shall be as set forth in the Estimated Calculation Statement.
(e)No later than five Business Days prior to the Closing, the Purchaser and the Seller Representative shall jointly conduct a physical count of the Inventory that is owned by the Company as of the Closing Date (the “Physical Inventory”), which Physical Inventory will be used to determine the Inventory Price as of the Closing Date calculated in accordance with the methodology set forth in Exhibit B (as adjusted for any damage thereto since the purchase thereof, to the extent not covered by the Company’s insurance). Each party shall bear its own costs and expenses associated with conducting the Physical Inventory. Upon completion of the Physical Inventory, the Seller Representative and the Purchaser shall jointly calculate the Inventory Price, to be paid at Closing in accordance with the terms of this Agreement. With respect to any Inventory purchased by the Company between the date that the Physical Inventory is determined and the Closing Date, the Purchaser and the Seller Representative shall jointly conduct a physical count of such Inventory promptly following the Closing Date (the “Additional Physical Inventory”) and shall jointly calculate the price of such Additional Physical Inventory (the “Additional Inventory Price”), to be paid by Purchaser to HoldCo (or to the Sellers, as directed by HoldCo) at such time as the adjustment payment in Section 2.5(e). Notwithstanding the foregoing, in the event that the Purchaser and the Seller Representative are unable to agree upon the Inventory Price or Additional Inventory Price for any piece of Inventory, (i) such piece of Inventory shall be excluded from the calculation of the Inventory Price or Additional Inventory Price; (ii) the Purchaser and the Seller Representative shall mutually cooperate to sell such excluded pieces of Inventory at the Company’s next major auction (which, for the avoidance of doubt, means ones of the Company’s four main auctions) after the Closing through the Purchaser or one of its Affiliates; and (iii) promptly following the completion of the sale(s) of all such excluded pieces of Inventory, the Purchaser shall pay to the Sellers the proceeds from such sale(s).
(f)For clarity, unless the context clearly indicates otherwise, it shall be deemed that all payments made to Sellers pursuant to this Section 2.2 and other provisions of this Agreement were first paid to Holdco for the purposes described herein then immediately paid by Holdco as dividends to Sellers. Each of the parties agrees to cause all Tax Returns to be filed on a basis consistent with such deemed order of events.
Section 2.3Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held no later than three Business Days after the last of the conditions to Closing set forth in ARTICLE 7 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Seller Representative and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the ”Closing Date”).
Section 2.4Closing Transactions.
(a)At the Closing, the Seller Representative will deliver to the Purchaser:
(i)duly executed instruments of assignment effective as of the Closing Date transferring the Membership Interests to the Purchaser, in form reasonably satisfactory to the Purchaser, (the “Membership Interest Assignments”);
(ii)resignations and releases, in form reasonably satisfactory to the Purchaser, effective as of the Closing Date from those directors and officers of the Company (solely with respect to their director and officer designations but not from employment by the Company) as the Purchaser may have requested in writing at least three Business Days prior to the Closing Date;

(iii)a certificate of an executive officer of the Company dated as of the Closing Date and attaching with respect to the Company: (A) the Company’s Organizational Documents; (B) a certificate of good standing (or its equivalent) from the Secretary of State of the state of its formation, each issued not more than three Business Days prior to the Closing Date; and (C) all resolutions of the shareholders and board of directors of the Company relating to this Agreement and the transactions contemplated by this Agreement;
(iv)a certificate, dated the Closing Date and signed by the Seller Representative, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (to the extent not waived by Purchaser);
(v)an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) completed and signed by Holdco and each Seller;
(vi)payoff and release letters evidencing the repayment in full of the Closing Indebtedness; and
(vii)such other documents, instruments and agreements as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.
(b)At the Closing, the Purchaser will deliver to the HoldCo:
(i)an amount equal to the estimated amount of the Closing Payment as set forth on the Estimated Calculation Statement, by wire transfer of immediately available funds to the accounts specified in the Estimated Calculation Statement;
(ii)a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (to the extent not waived by Seller); and
(iii)such other documents, instruments and agreements as the Seller Representative reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.
(c)Simultaneously with the Closing, the Purchaser will repay and discharge (or cause to be repaid and discharged), on behalf of the Company, all Closing Indebtedness evidenced on the Estimated Calculation Statement, by wire transfer of immediately available funds pursuant to written instructions provided to the Purchaser by the Seller Representative concurrently with the delivery of the Estimated Calculation Statement, and the Company and the Seller Representative will deliver (or cause to be delivered) to the Purchaser all appropriate payoff and release letters evidencing the repayment in full of all Closing Indebtedness and the corresponding release (or written commitment to release promptly) of any Encumbrance that each holder of Closing Indebtedness may have with respect to the Company or any Subsidiary or any of their assets.
(d)Simultaneously with the Closing, the Purchaser will pay, or cause to be paid, on behalf of the Sellers (and HoldCo) and the Company (as applicable), the Transaction Expenses by wire transfer of immediately available funds as directed by the Seller Representative, and the Company will deliver to the Purchaser final invoices in respect of the Transaction Expenses and proof of payment with respect thereto, in form and substance satisfactory to the Purchaser.
Section 2.5Post-Closing Adjustment.
(a)Within 120 days after the Closing Date, the Purchaser will prepare and deliver to the Seller Representative an unaudited consolidated balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date (the “Closing Balance Sheet”) and a written statement (together with the Closing Balance Sheet, the “Closing Statement”) setting forth the Purchaser’s calculations (the “Purchaser’s Proposed Calculations”) of the Purchase Price (the “Final Purchase Price”), which shall set forth, in reasonable detail its calculations of: (i) the Closing Net Working Capital and the amount (if any) by which Closing Net Working Capital exceeds the Target Closing Net Working Capital and the amount (if any) by which the Target Closing Net Working Capital exceeds Closing Net Working Capital; (ii) the Closing Indebtedness, (iii) the Closing Cash and (iv) any unpaid Transaction Expenses. The Closing Balance Sheet and the Purchaser’s Proposed Calculations will be prepared in accordance with the Accounting Principles, without giving effect to any purchase accounting adjustments or other changes arising from the transactions contemplated by this Agreement.

(b)If the Seller Representative has any objections to the Closing Statement and the calculation of the Purchase Price, the Seller Representative must deliver to the Purchaser a written statement (an “Objections Statement”) setting forth a description in reasonable detail of its objections thereto and certifying that all such objected items are being objected to in good faith. If an Objections Statement is not delivered to the Purchaser within 30 days after delivery of the Closing Statement, the Closing Statement and the Purchaser’s calculation of the Purchase Price will be final, binding and non-appealable by the parties hereto.
(c)If the Seller Representative timely delivers an Objections Statement to the Purchaser, then the Purchaser and the Seller Representative will negotiate in good faith to resolve any objections set forth in the Objections Statement, but if they are unable to resolve all disputed items by the end of 30 days after the date of delivery of the Objections Statement, then the remaining items in dispute will be submitted to an impartial nationally recognized firm of independent certified public accountants as mutually agreed by the parties for resolution acting as an accounting expert and not as an arbitrator, or if that firm is unwilling or unable to serve, the Purchaser and the Seller Representative will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of, or tax preparer or tax advisor to, the Purchaser or the Company (such selected independent accounting firm, the “Independent Accounting Firm”). The Purchaser and the Seller Representative will use their commercially reasonable efforts to cause the Independent Accounting Firm to resolve all disagreements as soon as practicable and in any event within 30 days after the date of appointment. The Independent Accounting Firm may address only those items and amounts which are identified in the Objections Statement as being items which the Seller Representative and the Purchaser are unable to resolve. The Independent Accounting Firm shall make its determinations and calculations in accordance with the Accounting Principles, without giving effect to any purchase accounting adjustments or other changes arising from the transactions contemplated by this Agreement, and based solely upon information and documents presented by the Purchaser and the Seller Representative to the Independent Accounting Firm and the provisions of this Agreement, and not by independent investigation. The resolution of the dispute by the Independent Accounting Firm shall not be any more favorable to the Purchaser than is set forth in the Purchaser’s Proposed Calculations or any more favorable to Sellers than is proposed in the Objections Statement. The resolution of the dispute by the Independent Accounting Firm will be final, binding and non-appealable on the parties. The fees and expenses of the Independent Accounting Firm will be allocated between the Purchaser, on the one hand, and the Sellers, on the other hand, in accordance with each Seller’s Pro Rata Shares, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accounting Firm, and each party shall bear its own expenses in connection therewith, including its attorneys’ and accountants’ fees.
(d)For purposes of complying with this Section 2.5, the Purchaser and the Seller Representative will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may reasonably request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm.
(e)Upon the determination, in accordance with Section 2.5(b) or Section 2.5(c), as applicable, of the Closing Statement and the amounts of the Closing Cash, the Closing Indebtedness, the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto and any unpaid Transaction Expenses, the Purchase Price will be recalculated (including, for clarity, the payments to be made in connection with the First Anniversary Payment, the Second Anniversary Payment, and Third Anniversary Payment) using such finally determined amounts in lieu of the estimates of such amounts used in the calculation of the Estimated Purchase Price payable at Closing as set forth on the Estimated Calculation Statement as follows:
(i)If the Final Purchase Price as calculated pursuant to this Section 2.5(e) is greater than the Estimated Purchase Price, then the Purchaser will pay to the Sellers an amount in immediately available funds equal to 65% of such excess; and
(ii)If the Final Purchase Price as calculated pursuant to this Section 2.5(e) is less than the Estimated Purchase Price, then Purchaser will retain from the First Anniversary Payment an amount in cash equal to 65% of such deficiency; to the extent that the First Anniversary Payment shall be insufficient to pay such amount to Purchaser, Purchaser shall recover the amount of such shortfall as an offset of the amount of such shortfall against the Second Anniversary Payment and the Third Anniversary Payment.
(f)The Sellers will be jointly and severally liable for any amount for which payment is required by Sellers under Section 2.5(e). Any payment by the Purchaser to the Sellers pursuant to Section 2.5(e) will be effected by wire transfer of immediately available funds to an account designated by the Seller Representative. Such payments will be made within three Business Days following the final determination referred to in Section 2.5(e).
(g)The purpose of this Section 2.5 is to determine the Final Purchase Price to be paid by the Purchaser under this Agreement. Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to ARTICLE 9, nor preclude the Purchaser from exercising any indemnification rights pursuant to ARTICLE 9. Any payment made pursuant to this Section 2.5 will be treated by the parties for all purposes as an adjustment to the Purchase Price, as applicable.
Section 2.6Seller Representative.
(a)The execution of this Agreement shall constitute irrevocable and unconditional approval of the appointment by each of the Sellers of the Seller Representative under the terms set forth herein as each Seller’s true and lawful agent, proxy and attorney-in-fact for all purposes under this Agreement. Pursuant to such appointment, the Seller Representative is authorized to act on behalf of each Seller to (i) take all action necessary or appropriate in connection with the determination of the Final Purchase Price pursuant to Section 2.5 and the defense and/or settlement of any claims for which the Sellers may be required to indemnify the Purchaser pursuant to ARTICLE 9, (ii) give and receive all notices required to be given under this Agreement, (iii) execute any agreement or instrument in connection with the transactions contemplated hereby for and on behalf of each Seller, (iv) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Sellers, (v) amend or waive any terms and conditions of this Agreement providing rights or benefits to the Sellers (other than the payment of the Purchase Price in accordance with the terms hereof and in the manner provided herein), and (vi) take any and all additional action as is contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement. The Seller Representative shall not be responsible to any Seller for any loss or damage any Seller may suffer by reason of the performance by the Seller Representative of its duties under this Agreement, other than loss or damage arising from intentional misconduct or bad faith in the performance of such duties. The Sellers, in accordance with their respective holdings of the Shares immediately prior to the Restructuring, shall indemnify and hold harmless the Seller Representative from and against all Liabilities, losses, costs, damages or expenses (including attorneys’ and accountants’ fees) incurred or suffered by the Seller Representative arising out of or otherwise resulting from any action taken or omitted to be taken by the Seller Representative under this Agreement, other than such Liabilities, losses, costs, damages or expenses arising out of or resulting from the intentional misconduct or bad faith of the Seller Representative.
(b)The Seller Representative hereby agrees to do such acts, and execute further documents, as shall be reasonably necessary to carry out the provisions of this Agreement.
(c)After the Closing, any notice given to the Seller Representative will constitute notice to all of the Sellers at the time notice is given to the Seller Representative. After the Closing, any action taken by, or notice or instruction received from, the Seller Representative will be deemed to be action by, or notice or instruction from, all of the Sellers.
(d)The Seller Representative may resign at any time by giving five days’ prior written notice to the Purchaser, the Company and the Sellers (at their addresses last known to the Seller Representative), which resignation shall be effective immediately upon the date set forth in such notice. The Sellers may terminate the Seller Representative by a written instrument executed by all Sellers (other than the Seller then acting as Seller Representative, if applicable) and delivered to the Seller Representative, the Purchaser and the Company. Upon resignation or termination of the Seller Representative, the Seller Representative’s successor, who shall serve and exercise the powers of the Seller Representative hereunder, shall be appointed by a written instrument signed by the Sellers representing at least 51% of the Pro Rata Shares prior to Closing and delivered to the Purchaser and the Company. Notwithstanding the foregoing, in no event shall the Seller Representative resign or be removed without the Sellers having first appointed a new Seller Representative who shall assume such duties immediately upon the resignation or removal of the Seller Representative.

(e)The Purchaser and its Affiliates (including, after the Closing, the Company) shall be entitled to rely on the appointment of the Seller Representative and treat such Seller Representative as the duly appointed attorney-in-fact of the Sellers and as having the duties, power and authority provided for in this Agreement. None of the Purchaser or its Affiliates (including, after the Closing, the Company) shall be liable to any Seller for any actions taken or omitted to be taken by any of them in reliance upon any instructions, notice or other instruments delivered by the Seller Representative.
Section 2.7Withholding. Each of the Purchaser, the Company, and the Seller Representative shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, such amounts as it is required to deduct and withhold under the Code and the Treasury Regulations promulgated thereunder or any other provision of applicable Tax Law. To the extent that amounts are so withheld by the Purchaser, the Company, and the Seller Representative, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made. If the Purchaser or the Company intends to make a withholding pursuant to this Section 2.7 (other than Transaction Expenses or other compensatory amounts to be processed through payroll or with respect to any failure to deliver a Form W-9 pursuant to Section 2.4(a)(v)), it shall provide commercially reasonable advance notice to Seller Representative and the subject of such withholding of such intended withholding and shall take commercially reasonable steps to cooperate with Seller Representative and the subject of such withholding to alleviate or reduce such withholding.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller and, with respect to Section 3.1, the Company, represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing, as follows, except as set forth on the disclosure schedule delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Sellers Disclosure Schedule”):
Section 3.1Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct the Business. The Company and each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. Copies of the Governing Documents of the Company and its Subsidiaries, as currently in effect, have been delivered to the Purchaser and are accurate and complete as of the date hereof. Neither the Company nor any Subsidiary is in violation of its respective Governing Documents.
Section 3.2Authority and Enforceability.
(a)The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. The Company has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Company will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Assuming the due authorization, execution and delivery by the other parties hereto or thereto, this Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
(b)Each Seller has all requisite power, authority and capacity to execute, deliver and perform such Seller’s respective obligations under this Agreement and each Ancillary Agreement to which such Seller is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Sellers. Each Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, each Seller will have duly and validly executed and delivered each Ancillary Agreement to which such Seller is a party. Assuming the due authorization, execution and delivery by the other parties hereto or thereto, this Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which a Seller is a party will constitute, the valid and binding obligation of the Seller that is party thereto, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
Section 3.3No Conflict. Except as set forth in Section 3.3 of the Sellers Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company or any Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate in any material respect the Governing Documents of the Company, or any resolution adopted by the board of directors or equityholders of the Company, (b) result in the imposition of any Encumbrances on any of the Membership Interests or any of the properties or assets of the Company, (c) violate in any material respect any Law, Judgment or Governmental Authorization applicable to the Company, the Business or any of its properties or assets, or (d) other than consents from Governmental Authorities to the assignment of Proprietary Contracts between the Company and such Governmental Authorities, require the Company to obtain any Consent or Governmental Authorization or make any filing or registration with any Governmental Authority or other Person, except as may be required under the HSR Act.
Section 3.4Capitalization and Ownership.
(a)The authorized common stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, 1,000 of which are issued and outstanding as of the date of this Agreement. The Shares constitute all of the issued and outstanding equity interests in the Company. The beneficial and record ownership of the Shares is set forth in Schedule A. The Shares were duly authorized and validly issued, and are fully paid and non-assessable and not subject to or in violation of preemptive rights or rights of first refusal created by statute, the Company’s Governing Documents or any agreement to which either the Company or any Seller is a party or by which any of them is bound, and have been issued in compliance with applicable federal, state and foreign securities Laws. The Membership Interests will be offered, sold and delivered by the Company to Purchaser in compliance with all applicable federal, state and foreign securities Laws. The Company has not repurchased any shares of the Company’s common stock except in compliance with all applicable federal, state, foreign, or local Laws, including federal, state and foreign securities Laws and any agreements applicable thereto. There are no declared or accrued but unpaid dividends with respect to the Shares.
(b)The Company does not own, control or have any rights to acquire, directly or indirectly, any capital equity or other equity interests or debt instruments of any Person.
(c)Except as set forth in this Section 3.4, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of common stock of the Company or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares of common stock or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no Contracts to which the Company or any Seller or any Affiliate of the Company or any Seller is a party or by which the Company or any Seller or any Affiliate of the Company or any Seller is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of common stock of the Company or other equity interests of the Company. No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for any equity securities or other securities of the Company. No holder of Indebtedness of the Company has any rights to vote for the election of officers or directors of the Company or to vote on any other matter.

(d)Except as set forth in Section 3.4(d) of the Sellers Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Shares of the Company. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.
Section 3.5Financial Statements. Attached as Section 3.5(a) of the Sellers Disclosure Schedule are correct and complete copies of the (i) unaudited balance sheets of the Company and its Subsidiaries at December 31, 2022 and December 31, 2023 (the most recent of which, the “Balance Sheet”) and the related unaudited consolidated statements of income for each of the fiscal years then ended, including any notes thereto; and (ii) an unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries at October 31, 2024 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the ten months then ended (all such financial statements referred to in (i) and (ii), the “Financial Statements”). Except as listed in Section 3.5(b) of the Sellers Disclosure Schedule, the Financial Statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the times and for the periods indicated therein and were prepared in accordance with GAAP, consistently applied (subject, in the case of the interim financial statements, to normal recurring year-end adjustments and the absence of notes). The Financial Statements are consistent with the books and records of the Company and its Subsidiaries. The Company and its Subsidiaries do not have any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting of the Company and its Subsidiaries that could reasonably be expected to adversely affect the Company’s and its Subsidiaries’ ability to record, process, summarize and report financial information.
Section 3.6Books and Records. Except as disclosed in Section 3.6 of the Sellers Disclosure Schedule, the books of account, minute books, equity record books and other records of the Company and its Subsidiaries, all of which have been made available to the Purchaser, are accurate and complete in all material respects. Except as listed in Section 3.6 of the Sellers Disclosure Schedule, the minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held, and corporate actions taken, by the Company’s and its Subsidiaries members, managers and managers’ committees, and no such meeting at which a corporate action was taken has been held for which minutes have not been prepared and are not contained in such minute books. At the time of the Closing, all of such books and records will be in the possession of the Company.
Section 3.7Subsidiaries. Except as listed in Section 3.7 of the Sellers Disclosure Schedule, neither the Company nor any Subsidiary owns any Subsidiary. For each of the Company’s Subsidiaries, Section 3.7 of the Sellers Disclosure Schedule shows the equity interests owned by the Company or any Subsidiary, the names of the Persons owning such equity interests and the percentage of the outstanding equity interests so owned. All issued and outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party right, free and clear of all Encumbrances (other than Encumbrances arising solely pursuant to applicable federal and securities laws), and in uncertificated form and have been offered, sold and issued by such Subsidiary in compliance with applicable securities and corporate Laws, Contracts applicable to such Subsidiary and such Subsidiary’s Governing Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. There is no option, warrant, call, subscription, convertible security, right (including preemptive rights) or Contract of any character to which the Company or any Subsidiary is a party or by which it is bound obligating any Subsidiary of the Company or the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any equity interest of such Subsidiary or obligating the Company or such Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.
Section 3.8Accounts Receivable; Bank Accounts.
(a)Except as set forth in Section 3.8(a) of the Sellers Disclosure Schedule, all accounts receivable reflected on the Balance Sheet or the Interim Balance Sheet or arising after the date of the Interim Balance Sheet have arisen from bona fide transactions involving the sale of goods or the rendering of services in the ordinary course of business. Such accounts receivable are collectible in full, net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or, with respect to accounts receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Company as of the Closing Date, as the case may be (which reserves have been calculated consistent with the past custom and practice of the Company). To the Sellers’ Knowledge, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of material account receivable. Such accounts receivable exclude any intercompany accounts receivable.
(b)Section 3.8(b) of the Sellers Disclosure Schedule sets forth an accurate and complete list of all bank accounts and safe deposits of the Company and the Subsidiaries and a listing of the Persons authorized to draw or borrow thereon or to obtain access thereto.
Section 3.9Accounts Payable. Except as disclosed in Section 3.9 of the Sellers Disclosure Schedule, all accounts payable of the Company, whether shown on the balance sheets included in the Financial Statements or accrued thereafter, (a) are the result of bona fide transactions in the ordinary course of business and (b) none of the accounts payable balances are over 90 days past due.
Section 3.10Liabilities. Except as disclosed in Section 3.10 of the Sellers Disclosure Schedule, neither the Company nor any Subsidiary has any Liabilities of a type which would be reflected on a balance sheet in accordance with GAAP, except (a) Liabilities reflected or reserved against in the Interim Balance Sheet, (b) Liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet, (c) Liabilities which have been paid by the Company since the date of the Interim Balance Sheet, (d) Liabilities under executory Contracts to which the Company is bound (in each case, none of which has been incurred in connection with any violation of Law, tort, breach of Contract, breach of warranty, infringement, misappropriation, dilution, Proceeding or other malfeasance), or (e) Transaction Expenses.

Section 3.11Absence of Certain Changes and Events. Since the date of the Interim Balance Sheet, the Company and its Subsidiaries has conducted the Business only in the ordinary course of business and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, except as contemplated by this Agreement or as set forth in Section 3.11 of the Sellers Disclosure Schedule, since the date of the Interim Balance Sheet, there has not been with respect to the Company or its Subsidiaries any:
(a)amendment to its Governing Documents;
(b)issuance, sale, grant or other disposition of or Encumbrance on any Shares or other equity securities or any options, warrants or other rights to acquire, any such securities;
(c)split, combination or reclassification of any of its equity securities;
(d)declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of its Shares (other than with respect to the Excluded Assets and the Cash as provided herein);
(e)incurrence, assumption or guarantee of any Indebtedness;
(f)sale, lease, license, pledge or other disposition of, or Encumbrance (other than Permitted Encumbrances) on, any of its properties or assets (other than sales of Inventory for fair consideration and in the ordinary course of business);
(g)consummation of (i) any merger, consolidation or other business combination, or (ii) the purchase of all or a substantial portion of the assets or any equity of any business or Person;
(h)damage to, or destruction or loss of, any of its material assets or material properties, whether or not covered by insurance;
(i)entry into, modification, acceleration, cancellation or termination (other than due to the completion of all executory obligations thereunder or through the expiration of the terms or periods specified therein) of any Material Contract except in the ordinary course of business;
(j)(i) adoption, entry into, termination or amendment of any Company Plan, or employment, severance or similar Contract, (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any manager or officer of the Company or any Subsidiary, (iii) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits, or (iv) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan;
(k)cancellation, compromise, release or waiver of any material claims or rights (or series of related claims or rights) or otherwise outside the ordinary course of business;

(l)material acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;
(m)resignation or termination or threatened resignation or termination of the employment of any of its key employees;
(n)material revaluation of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;
(o)Tax election, change any annual Tax accounting period, adoption or change of any method of Tax accounting; filing of any amended Tax Return; entering into of any “closing agreement” with any taxing authority; settlement of any claim or assessment in respect of a material amount of Tax; or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(p)transfer, assignment or grant of any license, sublicense or other rights under or with respect to any material Intellectual Property Rights (other than non-exclusive licenses granted in the ordinary course of business), or any allowance of any material Owned Intellectual Property Rights to lapse, expire, or become subject to any Encumbrance (other than Permitted Encumbrances); or
(q)authorization or agreement, in writing or otherwise, to do any of the foregoing.
Section 3.12Sufficiency of Assets.
(a)Except as set forth in Section 3.12(a) of the Sellers Disclosure Schedule, following the consummation of the transactions contemplated by the Asset Transfer Agreement, the Company or its Subsidiaries shall have good and valid title to, or in the case of leased assets, valid leasehold interests in, all of its tangible personal property and assets (other than Inventory or consigned assets), free and clear of any Encumbrances other than Permitted Encumbrances. The Company and its Subsidiaries own or lease all tangible assets (other than Inventory or consigned assets) used in or necessary to conduct the Business. Each such tangible asset (other than Inventory and consigned assets) has been maintained in accordance with normal industry practice, is in good operating condition and repair (ordinary wear and tear excepted) and is reasonably suitable and sufficient for the purposes for which it is being used.
(b)Except as set forth in Section 3.12(b) of the Sellers Disclosure Schedule, all Inventory was acquired in bona fide, arms-length transactions entered into in the ordinary course of business. The Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. The Company or its Subsidiaries have good and valid title to all such Inventory, free and clear of any Encumbrances (other than Permitted Encumbrances), and no Inventory is held on a consignment basis.
Section 3.13Real Property.
(a)Section 3.13(a) of the Sellers Disclosure Schedule provides a list of the real property owned by the Company or its Subsidiaries or to be owned by the Company or its Subsidiaries prior to the Closing (the “Owned Real Property”), including associated improvements and rights. To the Sellers’ Knowledge, this list is complete and accurate in all material respects.
(i)Except as disclosed in Section 3.13(a)(i) of the Sellers Disclosure Schedule, and to the Sellers’ Knowledge, there are no outstanding options to purchase or lease, purchase rights, or rights of first refusal to purchase or lease; or leases, subleases or other agreements providing for possessory rights, other than with the Company or its Affiliates, with respect to the Owned Real Property.
(ii)The Company or its Affiliates hold fee simple title to the Owned Real Property, subject only to Permitted Encumbrances.
(b)Section 3.13(b) of the Sellers Disclosure Schedule identifies the real property leased by the Company, its Affiliates, and Subsidiaries in connection with the Business (the “Leased Real Property”) and each lease associated with any of the Leased Real Property (a “Lease”).
(i)Except as set forth in Section 3.13(b)(i) of the Sellers Disclosure Schedule, there are no (A) outstanding options, purchase rights, or rights of first refusal concerning the Leased Real Property, or (B) license agreements or other rights in favor of third parties other than the Company or its Subsidiaries or Affiliates. The Company or its Subsidiaries, as lessees, have valid leasehold title to the Leased Real Property, free and clear of Encumbrances, other than Permitted Encumbrances.
(ii)To the Sellers’ Knowledge, the Company or its Subsidiaries have performed their material obligations under each Lease.
(iii)Each Lease (A), to the Sellers’ Knowledge, is valid and enforceable in all material respects, subject to applicable bankruptcy, insolvency, and similar Laws; and (B) has not been amended or modified or assigned except as reflected on Section 3.13(b) of the Sellers Disclosure Schedule.
(iv)To Sellers’ Knowledge, except as disclosed in Section 3.13(b)(iv) of the Sellers Disclosure Schedule, neither the Company nor any of its Subsidiaries has received a written notice of default under any Lease during the last six months which remains uncured, and to the Sellers’ Knowledge, no condition exists which, with either notice or the passage of time or both, would result in a breach or default by the Company or any of its Subsidiaries under any Lease or termination of any Lease.
(v)To Sellers’ Knowledge, except as disclosed in Section 3.13(b)(v) of the Sellers Disclosure Schedule, neither the Company nor any of its Subsidiaries has received a written notice of violation of any Laws related to the use, occupancy or condition of the Leases or the Leased Real Property.
(vi)Except as set forth in Section 3.13(b)(vi) of the Sellers Disclosure Schedule or in a Lease, to Sellers’ Knowledge the transactions contemplated hereby do not require the consent of any other party to any Lease, will not result in a breach of or default under any Leases, or otherwise cause any Lease to cease to be legal, valid, binding, enforceable by and against all parties (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law)), and in full force and effect on identical terms following the Closing.
(vii)Except as disclosed in Section 3.13(b)(vii) of the Seller Disclosure Schedule, each landlord party to any Lease is an Affiliate of the Company.
(c)Except as disclosed in Section 3.13(c) of the Sellers Disclosure Schedule, the Owned Real Property and Leased Real Property (collectively, the “Company Property”) comprise all of the real property used in connection with the Business.
(d)To the Sellers’ Knowledge, except as disclosed in Section 3.13(d) of the Sellers Disclosure Schedule, the use, maintenance, and operation of the Company Property comply in all material respects with applicable Laws.
(e)To the Sellers’ Knowledge, except as set forth in Section 3.13(e) of the Sellers Disclosure Schedule, each parcel of Company Property is adequately supplied with utilities necessary for its current use.
(f)To the Sellers’ Knowledge, except as set forth in Section 3.13(f) of the Sellers Disclosure Schedule, there are no water wells, underground or above ground storage tanks or private septic systems on the Company Property, nor are there any material issues concerning such wells, tanks or systems.
(g)Except as disclosed in Section 3.13(g) of the Sellers Disclosure Schedule, the Company has not received written notice of any material uncured violation or Proceeding related to the Company Property under applicable laws.
(h)To the Sellers’ Knowledge, except as disclosed in Section 3.13(h) of the Sellers Disclosure Schedule, there are no pending or threatened condemnation or eminent domain Proceedings affecting the Company Property.
(i)No notice from any insurance company which has issued a policy with respect to any parcel of Company Property or from any board of fire underwriters (or other body exercising similar functions) has been received requesting the performance of any repairs, alterations, or other work that has not heretofore been done.

(j)To the Sellers’ Knowledge, except as disclosed in Section 3.13(j) of the Sellers Disclosure Schedule, no liens or similar claims exist due to work performed or materials furnished on the Company Property.
(k)To the Sellers’ Knowledge, except as disclosed in Section 3.13(k) of the Sellers Disclosure Schedule, the Company Property is not subject to any tax abatement program or unassessed public improvements.
(l)To the Sellers’ Knowledge, except as disclosed in Section 3.13(l) of the Sellers Disclosure Schedule, the Company Property has been maintained in all material respects in accordance with standards for similar properties.
(m)To the Sellers’ Knowledge, except as disclosed in Section 3.13(m) of the Sellers Disclosure Schedule, the Company Property is suitable and adequate for the conduct of the Business.
Section 3.14Environmental, Health and Safety Matters.
(a)To the Sellers’ Knowledge, except as disclosed in Section 3.14(a) of the Sellers Disclosure Schedule or contained in that certain Phase I Environmental Site Assessment Report dated on or about December 11, 2024 (Project 103P6597.274) by Tetra Tech, Inc. (the “Phase I”), the Company and its Subsidiaries are and have been since the Lookback Date in compliance in all material respects with applicable Environmental Laws. The Company and its Subsidiaries are and have been since the Lookback Date in compliance in all material respects with all Occupational Safety and Health Laws. The Company has not received written notice of any violations of Environmental Laws or Occupational Safety and Health Laws.
(b)To the Sellers’ Knowledge, except as disclosed in Section 3.14(b) of the Sellers Disclosure Schedule or contained in the Phase I, there are no Hazardous Materials or other toxic substances present at the Owned Real Property or Leased Real Property in violation of applicable Environmental Laws or in quantities in excess of what is needed to operate in the normal course of business.
(c)The Company has made available to Purchaser copies of material environmental reports and studies concerning the Business or the Owned Real Property.
Section 3.15Intellectual Property, Systems, and Data Security.
(a)Section 3.15(a)(i) of the Sellers Disclosure Schedule lists and describes all Owned Intellectual Property Rights that are Registered Intellectual Property Rights and all other material Owned Intellectual Property Rights, other than the Proprietary Contact List. Section 3.15(a)(ii) of the Sellers Disclosure Schedule lists all Contracts relating to Licensed-In Intellectual Property Rights (excluding Off-The-Shelf Software), and copies of such Contracts have been made available to Purchaser that describes the Intellectual Property Rights covered by such Contracts; however, such descriptions shall not describe the Proprietary Contact List. To the extent there is no written Contract covering a Licensed-In Intellectual Property Right (excluding Off-The-Shelf Software), Section 3.15(a)(iii) of the Sellers Disclosure Schedule lists the licensor and describes the Intellectual Property Rights so licensed; however, such descriptions shall not describe the Proprietary Contact List. Section 3.15(a)(iv) of the Sellers Disclosure Schedule lists all Contracts relating to Licensed-Out Intellectual Property Rights and describes the Intellectual Property Rights covered by such Contracts. To the extent there is no written Contract covering a Licensed-Out Intellectual Property Right, Section 3.15(a)(v) of the Sellers Disclosure Schedule lists the licensee and describes the Intellectual Property Rights so licensed. Section 3.15(a)(vi) of the Sellers Disclosure Schedule lists and describes all materials otherwise protectable under Intellectual Property Rights used in the Business as conducted or proposed to be conducted that are in the public domain, other than the Proprietary Contact List. The Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights constitute all Intellectual Property Rights necessary for the Business as conducted.
(b)Company solely owns all right, title and interest in the Owned Intellectual Property Rights free and clear of all Encumbrances (including royalty or other payments), other than the Permitted Encumbrances listed on Section 3.15(b) of the Sellers Disclosure Schedule. The Company is the official and sole owner of record of all Registered Intellectual Property Rights that are Owned Intellectual Property Rights. To Sellers’ knowledge, no Owned Intellectual Property Right is currently being or has been infringed by any Person. Except as set forth in Section 3.15(b) of the Sellers Disclosure

Schedule, to Sellers’ knowledge, the Company or a Subsidiary owns all material Intellectual Property Rights developed by its current and former employees and independent contractors during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with the Company or any Subsidiary. Except as set forth in Section 3.15(b) of the Sellers Disclosure Schedule, to the extent such material Intellectual Property Rights did not vest originally in the Company or a Subsidiary by operation of law, such employees and independent contractors have validly assigned such Intellectual Property Rights to the Company or a Subsidiary pursuant to enforceable written agreements that have been made available to Purchaser. No employee or former employee or independent contractor of the Company or any Subsidiary has made any claim with respect to any material Intellectual Property Right of the Company and Company is not aware of any basis for such claim.
(c)No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property Rights.
(d)All Owned Intellectual Property Rights are valid and enforceable, and no Person has asserted that any Owned Intellectual Property Right is invalid or unenforceable. All Owned Intellectual Property Rights that are Registered Intellectual Property Rights are in full force and effect, and all actions required to keep such rights pending or in effect or to provide full available protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and no such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights. All products covered by Owned Intellectual Property Rights or Licensed-In Intellectual Property Rights that are Registered Intellectual Property Rights and all usages of Owned Intellectual Property Rights or Licensed-In Intellectual Property Rights that are Registered Intellectual Property Rights have been marked with the appropriate patent, trademark or other marking required or desirable to maximize available damage awards.
(e)Except as disclosed on Section 3.15(e) of the Sellers Disclosure Schedule, the documentation relating to the Company’s trade secrets is current, accurate and sufficient in detail and content to identify and explain such trade secrets and to allow their full and proper use without reliance on the knowledge or memory of any individual. Reasonable precautions have been taken to protect the secrecy, confidentiality and value of the Company’s material trade secrets and all other material proprietary information used by the Company or any Subsidiary. To the Sellers’ Knowledge, there has been no misappropriation of the Company’s trade secrets. Each of the Company and its Subsidiaries has an unqualified right to use all trade secrets and other proprietary information currently used in the Business, subject to any Contract relating to Licensed-In Intellectual Property Rights. No such Company trade secret or other proprietary information is part of the public knowledge or literature in the form used by Company, and to the Sellers’ Knowledge, no such Company trade secret or other proprietary information has been used, divulged or appropriated either for the benefit of any Person other than the Company or a Subsidiary or to the detriment of the Company or any Subsidiary.
(f)Neither the Company nor any Subsidiary has taken action, or failed to take an action, that might have the effect of estopping or otherwise limiting its right to enforce Owned Intellectual Property Rights against any Person.
(g)Except as set forth in Section 3.15(g) of the Sellers Disclosure Schedule, following the Closing, the Company will have the same rights in all Owned Intellectual Property Rights that it had immediately prior to the Closing. Except as set forth in Section 3.15(g) of the Sellers Disclosure Schedule, no Contract to which the Company or a Subsidiary is a party or is otherwise bound will cause or require (or would purport to cause or require) the Purchaser or any of its Affiliates or the Company or any Subsidiary, on account of the transactions contemplated by this Agreement, to (i) grant to any other Person any license, covenant not to sue, immunity or other right with respect to or under any of the Company’s or its Subsidiaries’ Intellectual Property Rights; (ii) be obligated, in relation to its or their products, services, or Intellectual Property Rights, to pay any royalties or other amounts or offer any discounts to any other Person; or (iii) become bound or subject to any non-compete or other material restrictions on the operations or scope of the Business.
(h)Neither the Company nor any Subsidiary has any present expectation or intention of not fully performing any material obligation pursuant to any license or any other Contract pertaining to the use or practicing of any Intellectual Property Rights, and there is no known material breach, anticipated material breach or material default by any other party to any license or other such Contract. There are no renegotiations of, attempts to renegotiate, demands for or outstanding rights to renegotiate any license or other such Contract. Except as set forth in Section 3.15(h) of the Sellers Disclosure Schedule, all rights under each license and other such Contract will be fully available to the Company or a Subsidiary after the Closing.
(i)Each Licensed-In Intellectual Property Right for which the Company or any Subsidiary has an exclusive right is in full force and effect, all actions required to keep such right pending or in effect or to provide full protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken. No Licensed-in Intellectual Property Right that is a Registered Intellectual Property Right and for which the Company or any Subsidiary has an exclusive right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such right.
(j)To the Sellers’ Knowledge, neither the Company nor any Subsidiary has infringed, misappropriated or otherwise violated any Third-Party Intellectual Property Right. Neither the Company nor any Subsidiary has received any notice of any infringement, misappropriation or violation by the Company or any Subsidiary of any Third-Party Intellectual Property Right. To the Sellers’ Knowledge, no infringement, misappropriation or violation of any Third-Party Intellectual Property Right has occurred or will occur with respect to products or services sold by the Company or any Subsidiary or with respect to the products or services currently under development or with respect to the conduct of the Business.
(k)All material software that is used by the Company or any Subsidiary or is present at any facility or on any equipment of the Company or any Subsidiary is owned by the Company or a Subsidiary or is subject to a current license agreement that covers all use of the software in the Business. Each of the Company and the Subsidiaries has the right to use the material software and the software- or technology-based services (such as software-as-a-service, cloud services, and the like) used in the Business as it is being used, without any conflict with the rights of others. To the Sellers’ Knowledge, neither the Company nor any Subsidiary is in breach of any license to, or license of, any software, or any terms of service or other Contract pertaining to software- or technology-based services. Following the Closing, each of the Company and the Subsidiaries will have sufficient rights and access to all necessary software and software- or technology-based services, to operate the Business.
(l)To the Sellers’ Knowledge, the software used by the Company or any of its Subsidiaries is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials (“Contaminants”).
(m)The computer, information-technology and data-processing systems, facilities and services used by the Company or any of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services used by the Company or any of its Subsidiaries (collectively, the “Systems”), are (and after the Closing will continue to be) reasonably sufficient for the existing needs of the Company and its Subsidiaries. The Systems are in reasonably good working condition to perform all computing, information technology and data processing operations necessary for the operation of the Business. There have been no internal or external audits of the Company’s Systems or privacy or security practices in which material exceptions or deficiencies were noted, except as have been resolved without Liability to or other adverse impact upon the Company. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants.
(n)In the twelve-month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to the Company’s or any Subsidiary’s use of the Systems, any customer’s use of the Company’s or any Subsidiary’s products or services, or other material aspects of the operation of the Business. The Company and its Subsidiaries have made back-up copies of data and information critical to the conduct of the Business. The Company and its Subsidiaries have in place and operate according to information security, disaster recovery and business continuity plans, procedures and facilities that are consistent with best practices in the industry. Copies of all current privacy policies, notices, information security programs, backup, disaster recovery and business continuity plans and security incident response plans of the Company and its Subsidiaries have been made available to the Purchaser.
(o)Since the Lookback Date, each of the Company and its Subsidiaries have (i) complied in all material respects with all applicable Laws, and with their own respective published policies and internal policies and guidelines, relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personal data; and (ii) taken commercially reasonable measures to ensure that personal data is protected against loss, damage, and unauthorized access, use, modification, or other misuse. No Person has made any claim or commenced any Proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any personal data by the Company or any of its Subsidiaries, and to the Sellers’ Knowledge, there is no reasonable basis for any such claim or Proceeding.
(p)To the Sellers’ Knowledge, none of the Company or its Subsidiaries has experienced or suspected any material unauthorized access to, use or misuse of, or other breach of security with respect to (i) any software or other Systems or any personal data or other data or information stored or processed thereon or thereby; or (ii) any confidential information in the Company’s or its Subsidiaries’ possession, custody or control.
(q)If applicable, the Company and its Subsidiaries have established policies and procedures for responding to, and have materially complied with any obligations relating to, data subject requests for access, rectification, deletion, portability or objections to processing of personal data or other rights under applicable privacy Laws. To extent the Company or any of its Subsidiaries have entered into Contracts with any third parties who are processing personal data on behalf of the Company or any of its Subsidiaries, to the Sellers’ Knowledge, such third parties are in material compliance with such Contracts and all applicable privacy Laws.
Section 3.16Contracts.
(a)Except for the Proprietary Contracts and/or the Customer Guaranties, Section 3.16 of the Sellers Disclosure Schedule sets forth an accurate and complete list of each material Contract to which the Company or any Subsidiary is a party or by which the Company or its Subsidiaries or any of its or their respective material properties or assets is bound or affected (each, a “Material Contract”), which:
(i)contains, or is part of a series of Contracts which contain, aggregate consideration in excess of $100,000;
(ii)involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company or any Subsidiary;
(iii)is a Contract for the purchase, sale, license or lease by the Company (A) of any material assets other than Inventory or (B) of any interests in any entity, including any joint ventures;
(iv)INTENTIONALLY OMITTED;
(v)INTENTIONALLY OMITTED;
(vi)is a Contract to effect any merger, consolidation, liquidation, dissolution, recapitalization or other reorganization;
(vii)is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness other than accounts receivables and payables in the ordinary course of business;
(viii)is an employment, management, consulting or similar Contract that requires annual compensation in excess of $100,000 and cannot be terminated on 20 days’ or less notice;
(ix)is a severance or similar Contract pursuant to which the Company or any Subsidiary has any continuing obligations;

(x)is a Contract with a Governmental Authority;
(xi)is a Contract between the Company, on the one hand, and any Affiliate, equityholder, employee, officer, or director of the Company, or any entity in which any of such Persons owns any beneficial interest, on the other hand;
(xii)is a license or other Contract under which (A) the Company or any Subsidiary has licensed or otherwise granted rights in any Owned Intellectual Property Rights to any Person or (B) any Person has licensed or sublicensed to the Company or any Subsidiary, or otherwise authorized the Company or any Subsidiary to use, any Third-Party Intellectual Property Rights;
(xiii)includes any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company or any Subsidiary to compete (geographically or otherwise) in any line of business;
(xiv)is a Lease;
(xv)is a Contract which requires performance by any party to the Contract more than one year from the date hereof (which, for clarity, shall not include Contracts with terms of one year or less that contain renewal provisions allowing the Company to opt out of any such renewal term without penalty) that, in either case, are not terminable by the Company without penalty on notice of ninety days or less;
(xvi)is otherwise material to the Business or the properties, assets or Liabilities of the Company or any Subsidiary or under which the consequences of a default or termination could reasonably be expected to result in a Material Adverse Effect; or
(xvii)is any commitment to enter into any agreement of the type described in subsections (i) through (xvi) of this Section 3.16(a).
(b)The Sellers have delivered to the Purchaser an accurate and complete copy or, with respect to oral Contracts, a description of the material terms of each Material Contract. Each such Material Contract is a legal, valid, binding, enforceable obligation of the Company or a Subsidiary and, to the Sellers’ Knowledge, each counterparty, and in full force and effect except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). None of the Company, any Subsidiary or, to the Sellers’ Knowledge, any other party to any such Material Contract is in breach or default under any such Material Contract. To the Sellers’ Knowledge, no event has occurred which, with the giving of notice or passage of time or both, would constitute a breach or default, under any such Material Contract. None of the Company, the Sellers, nor any Subsidiary has received any written notice from any counterparties in connection with any such Material Contracts of (i) any breach or default under any such Material Contract, (ii) any written notice that any such party intends to terminate, not renew, cancel or substantially decrease its business with the Company or any Subsidiary, or (iii) any claim for damages or indemnification. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company or any Seller, nor the consummation of the transactions contemplated hereby or thereby, will result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Material Contract to which the Company is a party.
(c)For clarity, Sellers are not required to deliver copies of any Proprietary Contracts and/or Customer Guaranties as of the date of this Agreement, provided, however, that Sellers shall deliver copies of all Proprietary Contracts and/or Customer Guaranties prior to Closing in accordance with Section 5.2(b). Each such Proprietary Contract and/or Customer Guaranty is a legal, valid, binding, enforceable obligation of the Company or a Subsidiary and, to the Sellers’ Knowledge, each counterparty, and in full force and effect except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Except as disclosed in the Sellers Disclosure Schedule, none of the Company, any Subsidiary or, to the Sellers’ Knowledge, any other party to any such Proprietary Contract and/or Customer Guaranty is in breach or default under any such Proprietary Contract and/or Customer Guaranty. Except as disclosed in the Sellers Disclosure Schedule, to the Sellers’ Knowledge, no event has occurred which, with the giving of notice or passage of time or both, would constitute a breach or default, under any such Proprietary Contract and/or Customer

Guaranty. Except as disclosed in the Sellers Disclosure Schedule, none of the Company, the Sellers, nor any Subsidiary has received any written notice from any counterparties in connection with any such Proprietary Contract and/or Customer Guaranty of (i) any breach or default under any such Proprietary Contract and/or Customer Guaranty, (ii) any written notice that any such party intends to terminate, not renew, cancel or substantially decrease its business with the Company or any Subsidiary, or (iii) any claim for damages or indemnification. No such Proprietary Contract and/or Customer Guaranty includes any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company or any Subsidiary to compete (geographically or otherwise) in any line of business. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company or any Seller, nor the consummation of the transactions contemplated hereby or thereby, will result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Proprietary Contract and/or Customer Guaranty to which the Company is a party.
(d)The Sellers have delivered to the Purchaser copies of the Company’s standard form Contracts, including standard forms of terms and conditions for auction, bidder contract, auction sales agreement, invoice to the auction, and consignment settlement agreement.
Section 3.17Tax Matters.
(a)Except as set forth in Section 3.17(a) of the Sellers Disclosure Schedule, the Company has timely filed all Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. The Company has timely paid all Taxes due (whether or not shown on any Tax Return). No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Company has not requested an extension of time within which to file any Tax Return which has not since been filed. The Sellers have delivered or made available to the Purchaser accurate and complete copies of all Tax Returns filed by or on behalf of the Company (and their predecessors) for the prior four years.
(b)Except as set forth in Section 3.17(b) of the Sellers Disclosure Schedule, all Taxes that the Company is and has been required by Law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid over to the proper Governmental Authority.
(c)Except as set forth in Section 3.17(c) of the Sellers Disclosure Schedule, no Tax audits or other Proceedings are pending or being conducted, nor has the Company received any written notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated. There is no claim or assessment pending or, to the Sellers’ Knowledge, threatened against the Company for any alleged deficiency in Taxes. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency.
(d)There are no outstanding powers of attorney affirmatively granted by the Company that are currently in effect concerning any Tax matter. The Company has not requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority with respect to Taxes that would have a continuing effect after the Closing Date.
(e)The Company made a valid election (“S Corporation Election”) to be treated as an “S Corporation” within the meaning of Code Sections 1361 and 1362 for federal and all applicable state income Tax purposes effective as of the date of Company’s formation, and has maintained its status as an “S corporation” for federal and all applicable state income Tax purposes at all times since such date until the day immediately before the date of the Reorganization (such date, the “Reorganization Effective Date”). Effective as of the Reorganization Effective Date, (i) the Company has made or will make a valid election to be treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code for federal and all applicable state income Tax purposes, and (ii) the S Corporation Election continued or will continue for HoldCo for federal and all applicable state income Tax purposes, and HoldCo has maintained or will maintain its status as an “S corporation” for federal and all applicable state income Tax purposes at all times on and after the Reorganization Effective Date and the Closing Date. Effective as of the immediately after the Conversion, and at all times since such date until the Closing Date, the Company has been or will be a disregarded entity for federal and all applicable state income Tax purposes. The Reorganization was effected in accordance with Section 368(a)(1)(F) of the Code and Revenue Ruling 2008-18, IRB 2008-13. The Company is not currently, and will not become liable on account of the transactions contemplated by this Agreement, for any Tax under Code Section 1374.
(f)The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (except for groups in which the Company is the common parent).
(g)The Company (A) has no Liability for the Taxes of any Person as a transferee or successor, by Contract, or otherwise and (B) is not party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
(h)The Company has not participated in any listed transaction as defined under Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b), or any similar provision of non-U.S., state, or local Law.
(i)The Company is not required to include any amount in taxable income, exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (iv) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax Laws) executed on or prior to the Closing Date, (v) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (vi) under Treasury Regulations Section 1.1502-6, or as a result of being a member of an affiliated, combined or consolidated or unitary Tax group for Tax purposes.
(j)All transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) were reported by the Company in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns as required in accordance with Section 6662(d)(2)(B) of the Code.
(k)The Company has not deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Sections 1.451-5, Sections 455 or 456 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is pursuant to an election).
(l)The Company does not currently hold, and has never held, an interest in a foreign corporation, foreign partnership or other foreign entity (as defined in Section 7701(a) of the Code).
(m)Except as set forth in Section 3.17(m) of the Sellers Disclosure Schedule, the Company has no nexus or is not required to file Tax Returns in a jurisdiction where it does not file Tax Returns, whether or not the Company has a physical presence in such jurisdiction (including any jurisdiction that may subject the Company to taxation in accordance with South Dakota v. Wayfair, Inc., 86 U.S.L.W. 4452 (2018)).
(n)There are no liens for Taxes upon the assets of any of the Company other than for current Taxes not yet due and payable.
(o)None of the assets of the Company is subject to the limitations on “amortizable section 197 intangibles” described in Section 197(f)(9) of the Code or any similar or comparable limitation under state, local or non-U.S. Law.
(p)Except as set forth in Section 3.17(p), the Company has not (i) received or claimed any Tax credits under Section 7001 through 7005 of the Family First Act, or (ii) received or claimed any Tax credits under Section 2301 of the CARES Act.
(q)The Company has not exceeded any relevant thresholds which would obligate the Company to make a Form 1099-K filing.
(r)For purposes of this Section 3.17, the Company shall be deemed to include any Subsidiary or predecessor of the Company, any Person which merged or was liquidated with and into the Company or any of its Subsidiaries or any Person from which the Company or any of its Subsidiaries or Affiliates incurs a Liability for Taxes as a result of transferee Liability. The representations and warranties set forth in this Section 3.17 and the representations and warranties set forth in Section 3.18 (but only to the extent relating to Taxes or the Code) are the sole representations and warranties relating to Taxes and no other representations or warranties contained in this Agreement shall be construed to cover Taxes or any matter involving Taxes.
Section 3.18Employee Benefit Matters.
(a)Section 3.18(a) of the Sellers Disclosure Schedule sets forth an accurate and complete list of all Company Plans. With respect to each Company Plan, the Sellers have delivered to the Purchaser an accurate and complete copy of (i) all plan documents (including all amendments thereto) and summary plan descriptions, (ii) if applicable, Summary Annual Reports and Forms 5500 in each of the most recent three plan years, including all schedules thereto, (iii) with respect to any Company Plan that is a pension plan, as defined in Section 3(3) of ERISA (a “Pension Plan”), that meets the requirements of Section 401(a) of the Code (a “Qualified Plan”), the most recent determination or opinion letter issued by the IRS, (iv) all material and non-routine notices, if any, that were given by the IRS or the DOL to the Company, any ERISA Affiliate or any Company Plan since January 1, 2019, and (v) any trust documents, funding vehicles and any material third-party Contracts with respect to such Company Plan.
(b)The Company has not established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA (a “Multiemployer Plan”), (ii) Pension Plan subject to Title IV of ERISA (a “Title IV Plan”), (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code, (vi) self-insured plan (including any plan pursuant to which a stop-loss policy or contract applies) or (vii) a Company Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA. Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”), the Company does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is the Company obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service. Section 3.18(b) of the Sellers Disclosure Schedule sets forth a complete list of each individual who elected to continue any eligible Company Plan under Section 4980B of the Code or similar state Law including the Company Plans continued, the beginning date of continuation and expected end date.
(c)Each Company Plan is and at all times has been maintained, funded, operated and administered, and the Company has performed all of its obligations under each Company Plan, in each case in all material respects in accordance with the terms of such Company Plan and in material compliance with all applicable Laws, including ERISA and the Code. The Company has complied in all material respects with the provisions of COBRA and the Health Insurance Portability and Accountability Act of 1996. Each Company Plan that provides deferred compensation subject to Section 409A of the Code complies in all material respects with applicable guidance under Section 409A of the Code in form and operation. All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan have been timely made or paid in full. All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Company Plan have been timely filed or furnished.
(d)Neither the Company nor, to the Sellers’ Knowledge, any other party in interest has engaged in any transaction prohibited by Section 406 of ERISA or any non-exempt “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Company Plan. Neither the Company nor any Seller has any Liability to the IRS with respect to any Company Plan. There is no unfunded Liability under any Company Plan. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Sellers’ Knowledge, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of the Company to the DOL, the IRS or any other Person, and no event has occurred or circumstance exists that could reasonably be expected to give rise to any such Liability.
(e)Each Qualified Plan of the Company has received a favorable determination or, in the case of a prototype plan, is entitled to rely on, an opinion letter from the IRS that it meets the applicable requirements of Section 401(a) of the Code. To the Sellers’ Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust.
(f)Each Company Plan sponsored by the Company permits assumption thereof by the Purchaser or its Subsidiaries upon the Closing without the consent of the participants or any other Person. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, termination, change in control payments, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due to current or former employees of the Company or ERISA Affiliates (including any key employee) from the Company or ERISA Affiliate under any Employment Agreements or Company Plan or otherwise; (ii) increase any benefits otherwise payable under any Employment Agreement or Company Plan or otherwise; (iii) result in any acceleration of the time of payment or vesting of any such benefits; or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(g)The Company and its Subsidiaries are in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder, to the extent subject thereto. No material excise tax or penalty under the ACA is outstanding, has accrued, or has arisen with respect to any period prior to the Closing with respect to any Company Plan.
Section 3.19Employment Matters.
(a)Section 3.19(a) of the Sellers Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for the Company and its Subsidiaries, along with the position, whether full or part-time, work location (city and state), hire date, and compensation and benefits.
(b)Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or other Contract with any labor organization representing any of its employees, and there are no labor organizations representing or, to the Sellers’ Knowledge, attempting to represent any employee of the Company or its Subsidiaries. Since the Lookback Date, neither the Company nor any of its Subsidiaries has experienced any labor strike, slowdown, lockout, or other work stoppage or labor dispute, nor to the Sellers’ Knowledge is any such action threatened.
(c)Except as set forth in Section 3.19(c) of the Sellers Disclosure Schedule, since the Lookback Date, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to labor and employment matters, including wage and hour Laws, wage payment Laws, leave of absence statutes, paid sick and other leave Laws, workers’ compensation Laws, the Alabama Code, immigration Laws, the CARES Act of 2020, the Family Friendly Coronavirus Relief Act of 2020, disability rights, privacy, immigration, occupational health and safety, workers’ compensation, withholding, unemployment compensation, benefits, collective bargaining, fair employment practices, equal employment opportunity, discrimination and other employment activities. Except as set forth in Section 3.19(c) of the Sellers Disclosure Schedule, all employees and independent contractors have been properly classified as employee/contractor, and if employee for overtime exempt status, under all applicable Laws.
(d)Except as set forth in Section 3.19(d) of the Sellers Disclosure Schedule, there is no, and since the Lookback Date there has been no, Proceeding pending or, to the Sellers’ Knowledge, threatened against or affecting the Company or its Subsidiaries relating to the alleged violation by the Company or its Subsidiaries of any Law pertaining to labor relations or employment matters. Since the Lookback Date, there has been no complaint, claim or charge filed or, to the Sellers’ Knowledge, threatened, against the Company or its Subsidiaries with or by any Governmental Authority responsible for prevention of unlawful employment practices.
(e)The Company and its Subsidiaries are in compliance with all provisions of the Worker Adjustment and Retraining Notification Act of 1988 and have not engaged in any terminations or layoffs sufficient to trigger coverage under such statute. Neither the Company nor its Subsidiaries have plans to undertake any action in the future that would trigger the Worker Adjustment and Retraining Notification Act of 1988.
Section 3.20Compliance with Laws and Governmental Authorizations.

(a)Except as set forth in Section 3.20(a) of the Sellers Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects and since the Lookback Date have complied in all material respects with all applicable Laws or Governmental Authorizations applicable to it or to the conduct of the Business or the ownership or use of any of its or their properties or assets. Except as set forth in Section 3.20(a) of the Sellers Disclosure Schedule, neither the Company nor any Subsidiary has received at any time since the Lookback Date any notice or other written communication from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any applicable Law, Judgment or Governmental Authorization.
(b)All Governmental Authorizations necessary for the Company and the Subsidiaries to conduct the Business have been obtained by the Company or the applicable Subsidiaries and are valid and in full force and effect. Section 3.20(b) of the Sellers Disclosure Schedule lists all of the material Governmental Authorizations issued to the Company or any Subsidiary. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorization listed in Section 3.20(b) of the Sellers Disclosure Schedule. Since the Lookback Date, neither the Company nor any Subsidiary has received any notice of Proceedings, investigations or audits relating to its Governmental Authorizations.
Section 3.21Legal Proceedings. Except as set forth in Section 3.21 of the Sellers Disclosure Schedule, there are no Proceedings pending or, to the Sellers’ Knowledge, threatened in writing (a) by or against the Company or any Subsidiary or that otherwise relate to or could reasonably be expected to affect the Business or the properties or assets of the Company or any Subsidiary, or (b) against any Seller, the Company or any Subsidiary that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.
Section 3.22Customer Guaranties; Customers and Suppliers. Section 3.22 of the Sellers Disclosure Schedule provides, as of February 1, 2025, the number and aggregate dollar value of the Customer Guaranties. No material customer or material supplier who is a party to a Customer Contract, Consignment Contract, and/or Supplier Contract has indicated within the past 12 months that it will stop or materially decrease the rate of its transactions, or otherwise materially change its business relationship, with the Company, other than changes which occur in the ordinary course of business from auction to auction.
Section 3.23Insurance. Section 3.23 of the Sellers Disclosure Schedule sets forth an accurate and complete list of all material insurance policies maintained by the Company or its Subsidiaries. The Company has made available to the Purchaser complete and correct copies of all such insurance policies, together with all riders and amendments thereto. All such insurance policies are in full force and effect and all premiums due and payable under such policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms thereof. To the Sellers’ Knowledge, no termination of, or material premium increase has been threatened with respect to, any such policy. There are no disputes with the underwriters of any such policies or any claims pending under such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company has not received any notice of cancellation or termination of any insurance policy in effect on the date hereof or within the past three years.
Section 3.24Related Party Transactions. Except as set forth in Section 3.24 of the Sellers Disclosure Schedule, none of the Sellers nor, to the Sellers’ Knowledge, any manager, officer, employee or Affiliate of the Company or any Subsidiary (or Affiliate of any such Seller or any manager, officer, employee or Affiliate), is a party to any material agreement, Contract, commitment or transaction with the Company or any Subsidiary, other than (i) business dealings conducted in the ordinary course of business on terms and conditions as favorable to the Company or its Subsidiary as would have been obtained by it at the time in a comparable arm’s-length transaction, or (ii) in the case of employees of the Company or any Subsidiary, salaries and employee benefits and other transactions pursuant to any Company Plans in the ordinary course of business.
Section 3.25Brokers or Finders. None of the Sellers, the Company, the Subsidiaries nor any Person acting on behalf of any Seller, the Company or any Subsidiary has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 3.26Disclosure. The representations and warranties made by each of the Sellers and the Company in ARTICLE 3 are the exclusive representations and warranties made by the each of the Sellers and the Company. Except for the representations and warranties contained in ARTICLE 3, neither the Sellers, nor the Company, nor any other Person, has made or makes any other representation or warranty, either written or oral, on behalf of the Sellers or the Company, Purchaser has not relied on any other representations and warranties, and the Sellers and the Company hereby disclaim any other express or implied representations or warranties with respect to any matter whatsoever. Notwithstanding the foregoing, the parties agree that no provision of this Agreement is intended to eliminate or limit the Purchaser’s remedies with respect to Fraud.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Sellers that, as of the date of this Agreement and as of the Closing Date, the statements set forth in this ARTICLE 4 are true and correct:
Section 4.1Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.
Section 4.2Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, as applicable, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
Section 4.3No Conflict. Neither the execution, delivery and performance by the Purchaser of this Agreement or any Ancillary Agreement to which the Purchaser is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate in any material respect the Governing Documents of the Purchaser, or any resolution adopted by the board of directors or stockholders of the Purchaser, (b) result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any material Contract to which the Purchaser is a party or by which the Purchaser or any of its material properties or assets is otherwise bound or affected, (c) violate in any material respect any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its material properties or assets, or (d) require the Purchaser to obtain any material Consent or Governmental Authorization or make any filing with any Governmental Authority or other Person, except as may be required under the HSR Act, by the Toronto Stock Exchange or New York Stock Exchange or any filings required under applicable securities Laws.
Section 4.4Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s knowledge, threatened in writing against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.
Section 4.5Brokers or Finders. Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.
Section 4.6Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Sellers and the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in ARTICLE 3 of this Agreement (including related portions of the Disclosure Schedule); and (b) none of the Sellers, the Company or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as expressly set forth in ARTICLE 3 of this Agreement (including the related portions of the Disclosure Schedule).
ARTICLE 5
COVENANTS
Section 5.1Conduct of Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed, and provided that failure by Purchaser to respond to any request for consent within ten Business Days of receiving such request shall be deemed to constitute consent), the Sellers shall, and shall cause the Company and the Subsidiaries to, (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Subsidiaries and to preserve the rights, franchises, Intellectual Property Rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company or the Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, solely with regard to the Business, the Sellers and the Company shall not, and shall not permit any Subsidiary to do the following (except as set forth in Schedule 5.1):
(a)authorize any amendments to the certificate or articles of formation or operating agreement of the Company or any Subsidiary;
(b)issue or sell Shares or any equity interests in any Subsidiary;
(c)acquire an equity interest in, or a portion of the assets of, any business or any corporation, partnership or other business organization or division, in an amount valued in excess of $250,000, other than the acquisition of Inventory in the ordinary course of business;
(d)other than in the ordinary course of business, incur any debt or issue any debt securities (other than borrowings from Affiliates consistent with past practices, which borrowings shall be paid off prior to Closing or in connection with the Closing);
(e)other than as may be required by applicable Law or by any applicable Contract (including the terms of any Company Plan) existing on the date hereof, (i) enter into or materially amend any employment or severance agreement with any employees with an annual base salary of at least $100,000 or (ii) enter into or materially amend any pension, retirement, health, life or disability insurance or other employee benefit plan, agreement, trust or other arrangement for the benefit of any of its directors or any employees with an annual base salary of at least $100,000;
(f)sell, transfer or otherwise dispose of any material assets, other than Inventory in the ordinary course of business or in connection with replacement of assets in the ordinary course of business;
(g)make any material loan to or, other than in the ordinary course of business, enter into any other transaction with any of its managers, directors, officers or key employees;
(h)except as may be required as a result of a change in Law or in GAAP, materially change any of the accounting principles or elections, practices or methods used by it;
(i)enter into: (A) any Contract that, had it been in effect on the date hereof, would have been required to be disclosed in the Sellers Disclosure Schedule pursuant to Section 3.16; or (B) any Contract that would be material to the Company and the Subsidiaries, taken as a whole, other than in the ordinary course of business, except, in the cases of the preceding clauses (A) and (B), for Proprietary Contracts;
(j)terminate or amend, in any manner materially adverse to the Company, any Material Contract;
(k)enter into any Contract that (i) restrains the ability of the Company or any Subsidiary to compete with or conduct any business, (ii) imposes exclusive dealing obligations, (iii)

contains “most favored nations” terms, or (iv) contains a non-solicitation, non-hire clause against the Company or any Subsidiary;
(l)enter into any Customer Guaranties other than in the ordinary course of business consistent with past practice;
(m)make any distributions or other transfers of tangible assets to members or Affiliates, except as required under the terms of any instrument or agreement existing on the date hereof or with respect to the Excluded Assets as provided herein;
(n)authorize any new capital expenditure or expenditures that individually exceed $250,000 or in the aggregate are in excess of $500,000;
(o)cancel, terminate or allow to lapse any material insurance policies or cause any of the coverage thereby to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing, to the extent reasonably available, coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
(p)voluntarily incur or assume any Liability that would reasonably be expected to have a Material Adverse Effect;
(q)waive any rights of material value or take any actions with respect to collection practices that would result in any material losses or material adverse changes in collections, whether or not in the ordinary course of business consistent with past practices;
(r)make any Tax election, change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended income Tax Return; enter into any “closing agreement” with any taxing authority; settle any claim or assessment in respect of a material amount of Tax; or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(s)license, sell, transfer or otherwise dispose of the rights to use any material Owned Intellectual Property Rights or disclose trade secrets to a third party other than pursuant to a confidentiality agreement; or
(t)take or agree in writing or otherwise to take any of the actions described in Section 5.1(a) through Section 5.1(s).
(u)Notwithstanding anything to the contrary in this Section 5.1, the Company and any Subsidiary shall be allowed, in the sole discretion of Seller, to enter into any Proprietary Contract and provide any Consignment Guaranty in the ordinary course of business consistent with past practice from the date hereof until the Closing.
Section 5.2Access and Investigation; Disclosure of Contracts.
(a)Following the execution of this Agreement until the Closing, with reasonable advance notice to the Purchaser and with coordination with the Seller Representative, the Purchaser and its managers, officers, employees, agents, consultants and other advisors and representatives will allow the Sellers full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records relating to the Company and the Subsidiaries as the Sellers may reasonably request to review all matters and documents described in Section 2.5; provided however, Purchaser acknowledges that, except as set forth in Section 5.2(b), nothing contained in this Agreement grants access to the Purchaser or requires the Sellers or the Company to provide the Purchaser with copies of the Proprietary Contracts, the Proprietary Contact List, the Customer Guaranties, or other information relating to the customers or suppliers with regard to Inventory or Consignment Inventory other than the information which would be required to be included in Section 3.22 of the Seller Disclosure Schedule.
(b)Following the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Law, as applicable, described in Section 5.3 and no later than ten Business Days prior to Closing, the Company shall disclose and make available to the Purchaser (i) each Proprietary Contract, (ii) the Proprietary Contact List, and (iii) the Customer Guaranties.

Section 5.3Regulatory Filings.
(a)The Company and the Purchaser shall use reasonable best efforts to (i) file or cause to be filed any notification and report form required under the HSR Act for the transactions contemplated hereby as promptly as commercially practicable after the date hereof and to provide any additional or supplemental information and documentary material requested in connection therewith pursuant to the HSR Act, (ii) with respect to any other Governmental Authority, promptly make any other filings or reports, and submit any information and documentation required for the transactions contemplated hereby, pursuant to any other Antitrust Law, (iii) subject to Section 5.3(c) and Section 5.3(d), cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Law, as applicable, as soon as practicable after the date hereof, and (iv) subject to Section 5.3(c) and Section 5.3(d), avoid any impediment to the consummation of the transactions contemplated hereby under any applicable Laws (including the HSR Act and other Antitrust Law) which would cause the conditions set forth in Section 7.1(a) and Section 7.1(b) not to be satisfied as of the Closing, including using reasonable best efforts to take all such action as may reasonably be necessary to resolve such objections (if any) as the United States Federal Trade Commission (“FTC”), the United States Department of Justice (“DOJ”), or any other Governmental Authority or Person may assert under any applicable Laws (including the HSR Act and other Antitrust Law) with respect to the transactions contemplated hereby which would cause the conditions set forth in Section 7.1(a) and Section 7.1(b) not to be satisfied as of the Closing. If the conditions set forth in Section 7.1(a) and Section 7.1(b) with regards to Antitrust Laws are not satisfied as of the Outside Date, then the parties shall discuss, in good faith, a mutual agreement to extend the Outside Date if necessary to obtain approval of the transaction under Antitrust Laws. Each of the Company and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Law.
(b)The Company and the Purchaser shall: (i) promptly notify each other of any oral or written communication received from any Governmental Authority, and (ii) subject to applicable Law (and taking appropriate steps to establish and preserve the attorney-client privilege, any common interest privilege, and any other applicable privilege), furnish the other party copies of all correspondence, filings, applications, submissions, notifications, documents, and communications (and memoranda setting forth substance thereof) between them or their respective Affiliates on one hand, and any Governmental Authority on the other hand, with respect to this Agreement; provided, however, that this obligation does not require that one party provide to the other party access to any document or information that is reasonably considered competitively sensitive information of the first party (except on an outside counsel only basis). Each party will provide the other party the reasonable opportunity to review in advance and provide comments on any draft communications with any Governmental Authority. Except as may be prohibited by any Governmental Authority and applicable Law, each party will consult and cooperate with the other, and will consider in good faith, the views of the other party, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. To the extent permitted by any such Governmental Authority, each party will permit authorized representatives of the other party to be present at each meeting or teleconference relating to any investigation or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such investigation or legal proceeding; provided, however, that this obligation does not require that one party provide to the other party access to any document or information that is reasonably considered competitively sensitive information of the first party(except on an outside counsel only basis). The parties shall cooperate with one another in good faith with respect to devising and implementing the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for deciding whether to re-file any pre-merger notification, for defending any lawsuit challenging the transactions contemplated hereby, and with respect to all meetings and communications with any Governmental Authority that has authority to enforce the HSR Act or any other Antitrust Law, but Purchaser will control and make all final decisions regarding the strategy, after giving good-faith consideration to the Company’s views.
(c)In furtherance of the foregoing obligations, Purchaser will use its reasonable best efforts and will take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act or any Antitrust Law that may be asserted by any Governmental Authority so as to enable the parties to close the transactions contemplated by this Agreement as promptly as possible. Nothing in this Agreement, however, will require Purchaser or any of its Affiliates to: (i) sell, divest, dispose of, or transfer any assets, businesses or interests (either before or after the Closing Date), including those of the Purchaser, the Company or any of their respective Affiliates; (ii) license or otherwise make available to any Person, any technology or other Intellectual Property Rights of the Purchaser or the Company; (iii) hold separate any assets or operations (either before or after the Closing Date) of the Purchaser or the Company; (iv) change or modify any course of conduct or otherwise make any commitment (to any Governmental Authority or otherwise) regarding future operations of the Purchaser or the Company’s business to obtain any approval from any Governmental Authority or to prevent the initiation of any lawsuit by any Governmental Authority under the HSR Act or other Antitrust Law or to prevent the entry of any decree, judgment, injunction (preliminary or permanent), or any order that would otherwise make the Agreement, the transactions contemplated hereby, or any contingent agreements unlawful; or (v) any modification or waiver of the terms and conditions of this Agreement.
(d)Notwithstanding anything to the contrary contained in this Agreement or contingent agreements, the Purchaser shall not be obligated to defend any action or proceeding instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of the HSR Act or other Antitrust Law, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced by a court or other Governmental Authority, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated hereby, the Purchaser is not required to take any action to contest or resist any such action or proceeding or to have vacated, lifted, reversed, or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or to have such decree, judgment, injunction or other order repealed, rescinded, or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or prior to the Outside Date.
Section 5.4No Solicitation of Other Bids.
(a)The Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company) and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of equity interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.
(b)In addition to the other obligations under this Section 5.4, the Sellers shall promptly (and in any event within two Business Days after receipt thereof by the Sellers or their representatives) advise the Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)The Sellers agree that the rights and remedies for noncompliance with this Section 5.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.

Section 5.5Confidentiality.
(a)From and after the Closing, each Seller will maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information of the Company and its Subsidiaries (the “Company Confidential Information”) other than in connection with any dispute hereunder or any Third Party Claim, or as contemplated by his or her Seller Employment Agreement on behalf of Purchaser.
(b)Each Seller acknowledges that such Company Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense, and that any disclosure or other use of such Company Confidential Information other than for the sole benefit of the Purchaser would be wrongful and would cause irreparable harm to the Purchaser. The foregoing obligations of confidentiality will not apply to any Company Confidential Information that is or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by a Seller.
(c)Each Seller acknowledges that the Purchaser has required that such Seller make the agreements in this Section 5.5 a condition to the Purchaser’s consummation of the transactions contemplated by this Agreement. Each Seller agrees that the agreements contained in this Section 5.5 are reasonable and necessary to protect the legitimate interests of the Purchaser and that any violation or breach of this Section 5.5 will result in irreparable injury to Purchaser for which no adequate remedy would exist at Law. Accordingly, in addition to any relief at Law that may be available to the Purchaser for such violation or breach and regardless of any other provision contained in this Agreement, the Purchaser will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that the Purchaser provide any bond or other security).
(d)In the event that a Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Company Confidential Information, such Seller will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5, except as may be reasonably necessary for the performance of this Agreement or any Ancillary Agreement. If, in the absence of a protective order or the receipt of a waiver from the Purchaser, a Seller is, on the advice of counsel, compelled to disclose any Company Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Company Confidential Information to the tribunal; provided, that such Seller will use commercially reasonable efforts, at the request of the Purchaser, to obtain or enable the Purchaser to obtain, in each case at the Purchaser’s cost, an order or other assurance that confidential treatment will be accorded to such portion of the Company Confidential Information required to be disclosed as the Purchaser designates.
(e)To the extent that any Seller has not done so prior to the Closing, each such Seller will, immediately following the Closing, surrender to the Company all data, documents, records, data bases, specifications, customer lists, financial reports and all other tangible embodiments of Company Confidential Information, it being expressly understood that all these writings, tangible embodiments and other things are the exclusive property of the Company.
Section 5.6Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Purchaser and the Seller Representative may mutually agree unless such announcement is required by applicable Law or the rules and regulation of any securities Laws or regulations or the rules of any securities exchange, in which case, to the extent legally permissible, the Purchaser shall give the Seller Representative prior notice including providing the Seller Representative with a copy of the proposed disclosure in advance and shall, insofar as may be reasonably practicable and legally permissible, consider in good faith all reasonable comments of Seller Representative. The Purchaser and the Seller Representative will mutually agree with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement, and with the consent of the Seller Representative, which consent shall not be unreasonably withheld or delayed, the Purchaser has the right to be present for any such communication. Notwithstanding anything to the contrary in this Agreement, the Purchaser may, without the prior written consent of the Sellers or the Company, disclose any information which the Purchaser is required to disclose under applicable securities Laws or stock exchange rules; provided, however, to the extent legally permissible, the Purchaser shall give the Seller Representative prior notice including providing the Seller Representative with a copy of the proposed disclosure in advance and shall, insofar as may be reasonably practicable and legally permissible, consider in good faith all reasonable comments of Seller Representative.
Section 5.7Notice of Certain Events.
(a)From the date hereof until the Closing, the Sellers shall promptly notify the Purchaser in writing of:
(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;
(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (for clarity, the identity of any party to a Proprietary Contract or Customer Guaranty shall not be disclosed);
(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (for clarity, the identity of any party to a Proprietary Contract or Customer Guaranty shall not be disclosed); and
(iv)any Proceedings commenced or, to the Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting any Seller, the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.21 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)From the date hereof until the Closing, the Purchaser shall promptly notify the Seller Representative in writing of:
(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Purchaser hereunder not being materially true and correct or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.3 to be satisfied;
(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)any Proceedings commenced or, to the Purchaser’s knowledge, threatened against, relating to or involving or otherwise affecting the Purchaser or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.3 or that relates to the consummation of the transactions contemplated by this Agreement.
(c)The receipt of information pursuant to this Section 5.7 by Purchaser or Sellers shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Purchaser, the Sellers or the Company in this Agreement and shall not be deemed to amend or supplement the Sellers Disclosure Schedule.
Section 5.8Employment Matters.
(a)The Sellers shall undertake commercially reasonable efforts to secure and maintain employment of mutually agreed employees of the Company and the Subsidiaries prior to and through the Closing Date. Without limiting the foregoing, the Sellers will undertake reasonable best efforts to secure and maintain employment of the Key Persons to and through the Closing Date and will cooperate in securing the execution of employment agreements between Purchaser or its Affiliate and the

Key Persons prior to the Closing Date, which shall be on terms no less favorable in the aggregate than such Key Person’s compensation and benefits in effect immediately prior to the Closing.
(b)With respect to any paid time off, each Continuing Employee’s service with the Company shall be treated as service with Purchaser or its Affiliates.
(c)Nothing in this Section 5.8, whether express or implied, shall be treated as creating a benefit plan, an amendment or other modification of any benefit plan of the Company or any benefit plan maintained by Purchaser or any of its Affiliates. Nothing in this Section 5.8, whether express or implied, shall diminish Purchaser’s or its Affiliates’ right to amend and/or terminate any benefit at any time or from time to time. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and the Continuing Employees are not intended to be and shall not be construed as beneficiaries hereof.
(d)Nothing in this Agreement, whether express or implied, shall create any right or entitlement to continued employment with Purchaser or any of its Affiliates.
(e)This Section 5.8 will not create any third-party beneficiary rights, nor will it be enforceable by any employee, any Person representing the interest of employees, or any spouse, dependent or beneficiary of any employee, nor will anything herein be deemed an amendment to any employee benefit plan. This Section 5.8 is solely an agreement between and for the benefit of the parties to this Agreement and will be enforceable by them. No term of this Agreement will be deemed to create any Contract with any employee or to give any employee the right to be retained in the employment of the Company or any of its Affiliates (including, after the Closing, Purchaser), or to interfere with the Company’s or any of its Affiliates’ (including, after the Closing, Purchaser) right to terminate the employment of any employee at any time.
Section 5.9Real Property Matters.
(a)The Sellers and the Company shall use commercially reasonable efforts to cooperate with the Purchaser in connection with the Purchaser obtaining new title commitments and/or new title policies for, and/or new surveys of, the Company Property, all at Purchaser’s sole discretion, cost and expense (collectively, the “Updated Title Evidence”). If the Purchaser elects to obtain any new title policy, the Sellers and the Company shall use commercially reasonable efforts to deliver to the Title Company standard owner’s affidavits, copies of organizational documents and authorizing resolutions, and other documents reasonably required by that certain title company selected by the Purchaser (“Title Company”) to issue such new title policies, including an affidavit in a form acceptable to the Title Company to issue a non-imputation endorsement to such new title policies. Notwithstanding the foregoing, any such affidavits and documents shall be in a form reasonably acceptable to the Sellers. The Sellers shall not be obligated to deliver any indemnities or affidavits beyond those customarily required by title companies in similar transactions. If any Updated Title Evidence shows any new title exceptions, documents or other matters which are not Permitted Encumbrances and that could reasonably be expected to materially and adversely affect the Purchaser’s ability to operate the Company Property or the ownership or value of the Company Property (“New Title and Survey Matters”), then the Purchaser shall have the right to approve or disapprove any such New Title and Survey Matters by written notice to the Seller Representative (the “Title Objections”), and the Sellers and the Company shall use commercially reasonable efforts to cure such Title Objections, provided that the Sellers shall not be required to incur any material cost or liability (deemed excessive by Sellers in their reasonable discretion) to do so. Notwithstanding the foregoing, the Sellers and the Company shall use commercially reasonable efforts to satisfy and cause to be released of record any Encumbrances securing monetary obligations which are not Permitted Encumbrances.
(b)From the date hereof until the Closing, Purchaser and its authorized agents and representatives (collectively, the “Purchaser Parties”) shall have the right to enter upon the Company Property at all reasonable times during normal business hours to perform Phase II environmental testing as set forth on Schedule 5.9(b) and such other inspections and examinations of the Company Property as the parties otherwise mutually agree, at Purchaser’s sole cost and expense. The Purchaser will provide the Seller Representative with notice of the intention of Purchaser or the other Purchaser Parties to enter the Company Property at least five Business Days prior to such intended entry and specify the intended purpose therefore, the identities of the Purchaser Parties involved, and the inspection and examination contemplated to be made and with whom any of the Purchaser Parties will communicate. At the Seller Representative’s option, the Sellers may be present for any such entry, inspection, examination or communication. The Purchaser shall use reasonable efforts to minimize interference with the Company’s use and occupancy of the Owned Real Property and shall indemnify and hold the Sellers harmless from any damage or claims arising from such entry or inspections, except to the extent caused by the Sellers’ negligence or willful misconduct or the Environmental Issue itself unless the Purchaser’s activities under this Section 5.9 exacerbate the Environmental Issue by making it more costly or more time consuming to address.
(c)If any Environmental Issues are identified in Phase II environmental testing, the Purchaser shall provide the Seller Representative with written notice describing the Environmental Issues. The parties shall negotiate in good faith toward a mutually acceptable resolution to address any such Environmental Issues. “Environmental Issue” shall mean any environmental condition discovered in Phase II environmental testing that is reasonably likely to require remediation or result in material costs or liabilities under applicable Environmental Laws. The Sellers shall not be obligated to undertake or pay for any remediation unless otherwise agreed in writing by the parties. If no resolution is reached within twenty Business Days of the notice, the parties shall appoint mutually acceptable environmental and financial consultants (collectively, the “Environmental Expert”) to assess the condition and the estimated costs of remediation to address any such Environmental Issues.
(d)If the net present value (as determined by the Environmental Expert) of the losses, liabilities, or costs associated with the Environmental Issues (the “Environmental Adjustment Amount”) equals or exceeds $10,000,000 (the “Threshold”), the Purchaser may elect to terminate this Agreement within ten Business Days of receiving the Environmental Expert’s report. If the Purchaser does not elect to terminate the Agreement within ten Business Days of receiving the Environmental Expert’s report, then Purchaser shall be deemed to have waived its right to terminate the Agreement pursuant to this Section 5.9. In the event that (i) the Environmental Adjustment Amount is less than the Threshold or (ii) the Environmental Adjustment Amount equals or exceeds the Threshold and the Purchaser does not elect to terminate this Agreement, the Purchase Price shall be reduced by the lesser of (x) the Environmental Adjustment Amount or (y) $5,000,000. For clarity, (A) the Environmental Adjustment Amount includes removal, remediation, or other cleanup costs required by any Governmental Authority for the non-complying party to achieve material compliance with any Environmental Law, and (B) the Environmental Adjustment Amount does not include removal, remediation, or other cleanup costs that are a third-party’s legal obligation. Notwithstanding the foregoing, the parties hereby agree not to disclose to the Environmental Expert any information related to requirements of this Section 5.9, including the Threshold set forth in this Section 5.9.
(e)After the Closing, any remediation or other actions (the “Environmental Remediation”) to address the Environmental Issues shall be controlled by the Purchaser.
Section 5.10Closing Conditions. From the date hereof until the Closing, each party hereto shall, and the Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE 7.
Section 5.11Further Assurances. Subject to the other express provisions of this Agreement, upon the reasonable request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.
Section 5.12Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Business prior to the Closing and (b) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operation of the Business.
Section 5.13Excluded Assets. Immediately prior to the Closing, to the extent not previously done, Company shall distribute to Sellers any Excluded Assets in the custody of the Company; provided, however, that any Excluded Assets not in the custody of the Company as of the Closing shall be distributed to the Sellers promptly following receipt by Company of the same, with such distribution to be deemed to have occurred immediately prior to Closing to the extent permitted by applicable Law.
Section 5.14Updates to Schedules. Without limiting the generality of Section 5.7, the parties shall each provide the other parties with written updates to the Disclosure Schedules promptly upon becoming aware of facts or circumstances that would cause any of the representations and warranties in ARTICLE 3 (with respect to the Sellers and the Company) or ARTICLE 4 (with respect to the Purchaser) to be untrue or incomplete in any material respect (each, a “Schedule Supplement”). Each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules solely with respect to any matter arising (or, in the case of matters for which such party’s disclosure obligation hereunder is limited to the knowledge of such party, discovered) after the date hereof; provided, that any such amended, supplemental or new disclosure will be deemed to have cured any breach of the representations and warranties set forth in ARTICLE 3 and ARTICLE 4 for purposes of indemnification under ARTICLE 9 only if (i) the Purchaser has the right to, but does not elect to terminate this Agreement after receipt of such Schedule Supplement and the Sellers and the Company notify the Purchaser in the relevant Schedule Supplement that it believes the Purchaser has such a termination right; (ii) the representations and/or warranties to which the subject matter of any such Schedule Supplement specifically relates were, as of the date of this Agreement, (A) true and correct in all material respects, (B) in the case of a representation or warranty that is already subject to materiality or Material Adverse Effect qualifications, true and correct in all respects, and (iii) such breach was not the result of (A) any intentional misconduct of the Sellers or the Company or (B) any violation of a covenant set forth in this Agreement; provided, that, notwithstanding the foregoing, the Sellers shall be entitled to update the Sellers Disclosure Schedule (x) for Contracts required to be disclosed pursuant to Section 3.16 and Section 3.22 that are entered into between the date hereof and the Closing Date, to the extent such Contracts and Customer Guaranties are entered into in accordance with Section 5.1, and the Disclosure Schedule shall be deemed to be amended by any such updates as of the Closing Date and (y) with respect to disclosures in the Sellers Disclosure Schedule require updating for changes of facts and circumstances occurring after the date hereof to the extent such facts and circumstances occur without violation of Section 5.1, and the Sellers Disclosure Schedule shall be deemed to be amended by any such updates as of the Closing Date. In addition, the Sellers Disclosure Schedule shall be deemed to have been updated for, and accepted, with respect to the matters reflected in the Phase II environmental testing. No party may use the fact that it has provided updates to the Disclosure Schedules (or the contents of such updates) as a basis for asserting that any of the closing conditions in Section 7.2 (with respect to updates provided by the Sellers) or Section 7.3 (with respect to updates provided by the Purchaser) have been satisfied if such update would have a material impact on the Company. Notwithstanding any of the foregoing, if Closing would otherwise occur at a time within three Business Days of the last update provided by Sellers or the Company under this Section 5.15, the Purchaser shall have the unilateral right to extend Closing by not more than three Business Days after the date on which the Purchaser last receives any such update, and, if such extension would cause Closing to occur after the Outside Date, to extend the Outside Date by an equal amount of time.
Section 5.15Business Guaranties. One or more of the Sellers are guarantors of the Company credit cards and certain vendor accounts listed on Schedule 5.15 hereof and such other similar guaranties entered into with vendors in the ordinary course of business of the Company (the “Guaranties”). Promptly following Closing, the Purchaser will use commercially reasonable efforts to remove such Sellers as a guarantor under the Guaranties.
Section 5.16Letters of Credit. The Company has provided letters of credit to certain customers, including the letters of credit listed on Schedule 5.16 (the “Letters of Credit”). Promptly following the Closing, the Purchaser shall use commercially reasonable efforts to replace such Letters of Credit and, if applicable, remove Sellers as a guarantor under such Letters of Credit.
ARTICLE 6
CERTAIN TAX MATTERS
Section 6.1Tax Matters and Tax Returns.
(a) The parties intend for the purchase of the Membership Interests of the Company contemplated by this Agreement to be treated as a purchase of the assets of the Company and the Subsidiaries for federal and applicable state income Tax purposes.
(b)The parties shall allocate the Purchase Price (plus the Liabilities of the Company and the Subsidiaries and any other items treated as consideration for Tax purposes) among the assets of the Company and the Subsidiaries in accordance with the methodology set forth on Schedule 6.1(b) which the parties agree is consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. As soon as reasonably practicable following the Closing, but not later than 60 days after the determination of the Final Purchase Price, the Purchaser shall prepare an allocation of the Purchase Price (plus the Liabilities of the Company and the Subsidiaries and any other items treated as consideration for Tax purposes) among the assets of the Company and the Subsidiaries (the “Purchase Price Allocation”), which Purchaser shall deliver to the Seller Representative. If the Seller Representative disagrees with the Allocation Statement, HoldCo shall, within 20 days following receipt of the Purchase Price Allocation, deliver a written objection to the Purchaser. The Purchaser and the Seller Representative shall attempt to resolve any disagreement with respect to the Purchase Price Allocation in good faith and the Purchaser shall make such changes to the Purchase Price Allocation as are mutually agreed by the Purchaser and the Seller Representative. In the event the Seller Representative does not notify the Purchaser of a dispute with respect to the Purchase Price Allocation within such 20-day period, such Purchase Price Allocation will be final, conclusive, and binding on the parties. If the Purchaser and the Seller Representative fail to resolve such dispute relating to the Purchase Price Allocation within 10 days after the Seller Representative advises the Purchaser of its objections, then the Purchaser and the Seller Representative jointly shall engage the Independent Accounting Firm to resolve the dispute in accordance with the procedures set forth in Section 2.5(c), applied mutatis mutandis. The parties shall report, act and file all Tax Returns in all respects and for all purposes consistent with the Purchase Price Allocation and this Section 6.1, and no party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Purchase Price Allocation or this Section 6.1 unless required to do so by applicable Law. If the Purchase Price is adjusted in any manner as provided in this Agreement, the Purchase Price Allocation shall be adjusted accordingly.
(c)The Seller Representative shall prepare and file (or cause to be prepared and filed), at Sellers’ expense, on a timely basis all Tax Returns of the Company and each of its Subsidiaries for taxable periods ending on or before the Closing Date. Such Tax Returns will be prepared in a manner consistent with and utilizing the accounting methods utilized in the preparation of the prior Tax Returns of the Company or such Subsidiary, as applicable, to the extent such accounting methods comply with applicable Law. The Purchaser shall cause the Company and its Subsidiaries to provide the Sellers and their representatives with access to the books and records of the Company and its Subsidiaries reasonably necessary during normal working hours to prepare such Tax Returns. The Sellers (i) will submit all such Tax Returns and any requested work papers to the Purchaser for its review at least 30 days prior to filing with regard to income Tax Returns, and at least 5 days prior to filing with regard to all other Tax Returns, and shall consider in good faith any comments received from the Purchaser and (ii) will, promptly after filing, forward to the Purchaser an accurate and complete copy of such filed Tax Returns and proof of payment of the subject Taxes. In the event that the Sellers fail to prepare and file or cause to be prepared or filed any Tax Return they are required to file pursuant to this Section 6.1(c), the Purchaser shall have the right, but not the obligation, to prepare and file such Tax Returns at its expense.
(d)The Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Company and its Subsidiaries for all taxable periods ending after the Closing Date (as well as any Tax Returns for taxable periods ending on or before the Closing Date that it elects to file under Section 6.1(c)).
Section 6.2Payment of Taxes.
(a)To the extent that Taxes of the Company and its Subsidiaries for all taxable periods and portions of periods through the Closing Date (including all such Taxes payable with respect to Tax Returns filed under this ARTICLE 6 and any Taxes assessed after the Closing with respect to taxable periods or portions of periods through the Closing Date) are accrued or expressly reserved for as current Liabilities in line items on the Closing Balance Sheet and taken into account in determining the Closing Net Working Capital or Closing Indebtedness, the Purchaser will pay or cause to be paid such Taxes. To the extent such Taxes for all taxable periods and portions of periods through the Closing Date are not so reflected as current Liabilities on the Closing Balance Sheet and not taken into account in determining the Closing Net Working Capital or Closing Indebtedness, the Sellers will pay all such Taxes. Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date will be allocated to the portion of the period that ends on the Closing Date in accordance with Section 6.3.
(b)In the case of Tax Returns filed by the Purchaser under this ARTICLE 6 and as to which the Purchaser expects payment from the Sellers, the Purchaser may elect to deliver the pertinent Tax Return to the Sellers and inform the Sellers of any amounts due from the Sellers at least ten days prior to the due date of the pertinent Tax Return and the Sellers will pay such amounts to the Purchaser in immediately available funds at least two Business Days prior to the due date of the Tax Return. In the case of any Tax Returns filed by the Sellers, the Sellers will pay the amount of Taxes due with respect to such Tax Returns (with the Purchaser being required to supply any amounts payable by the Purchaser by the due date of the subject Tax Return).
Section 6.3Tax Apportionment. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:
(a)in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any transaction Taxes contemplated by Section 6.6), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and
(b)in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any of its Subsidiaries, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
Section 6.4Tax Proceedings.
(a)After the Closing Date, the Purchaser shall notify the Sellers in writing within fifteen days of the receipt of any proposed assessment or the commencement of any Tax audit or other administrative or judicial proceeding or of any demand or claim that relates to the Taxes of the Company or any Subsidiary for any taxable periods or portions of taxable periods through the Closing Date (“Tax Proceeding”). Any such notice shall contain factual information describing any such Tax Proceeding in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax Proceeding.
(b)The Sellers shall have the right, at the Sellers’ sole expense, to control the conduct of any Company Tax Proceeding (but only to the extent the Sellers conduct the defense of such Company Tax Proceeding actively, diligently and in good faith); provided, that if the Sellers are entitled to control such Company Tax Proceeding pursuant to the foregoing sentence, the Purchaser shall have the right, at the Purchaser’s sole expense, to participate in (but not control) such Company Tax Proceeding and the Sellers shall not settle such Company Tax Proceeding without the written consent of the Purchaser, which such consent shall not be unreasonably withheld, delayed or conditioned.
Section 6.5Cooperation. The Sellers and the Purchaser shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to Section 6.1 and any Tax Proceeding. Such cooperation may include signing Tax returns, amended Tax Returns, claims or other documents necessary to settle any Tax Proceeding, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding or other proceeding and making themselves or their employees available on a mutually convenient basis to provide additional information and explanation of any material or information provided hereby.
Section 6.6Transactional Taxes. Notwithstanding any other provision of this Agreement, except to the extent related to the Restructuring, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any taxing authority in connection with the transactions contemplated by this Agreement will be borne 50% by the Purchaser and 50% by the Sellers, pro rata in accordance with each Seller’s Pro Rata Shares (“Transactional Taxes”). All Transactional Taxes related to the Restructuring and the transactions contemplated by the Asset Transfer Agreement described in Section 7.2(g) shall be borne by the Sellers, pro rata in accordance with each Seller’s Pro Rata Shares. The Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation.
Section 6.7Amended Tax Returns; Tax Elections; Other Tax Matters. Unless otherwise required by applicable Law, the Sellers shall not, and will not cause or permit the Company to, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed): (a) make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to the Company or any of its Subsidiaries, or the ownership of any capital equity of the Company, if such election could result in the Purchaser or any of its Affiliates being liable for any amounts, including under this Agreement or to any Governmental Authority in respect of Taxes; (b) file, or allow to be filed, any amended Tax Return of the Company or any of its Subsidiaries for any taxable periods or portions of taxable periods beginning before the Closing Date through the Closing Date, unless otherwise required by applicable Law, if such amendment could result in the Purchaser or any of its Affiliates being liable for any amounts, including under this Agreement or to any Governmental Authority in respect of Taxes; or (c) apply to any Governmental Authority for any binding or non-binding opinion, ruling, or other determination with respect to the Company or any of its Subsidiaries in relation to any act, matter or transaction that occurred on or before the Closing Date or that relates to any taxable periods or portions of taxable periods beginning before the Closing Date through the Closing Date. Unless otherwise required by applicable Law, the Purchaser shall not, without the prior written consent of the Seller Representative (which consent will not be unreasonably withheld, conditioned or delayed) cause or permit the Company or any of its Subsidiaries, to (v) file (other than in accordance with Section 6.1(d)) or amend any Tax Return of the Company or any of its Subsidiaries for any taxable period that begins on or prior to the Closing Date, (w) make any election for or with respect to the Company or any of its Subsidiaries that has retroactive effect to any taxable period that ends on or prior to the Closing Date, (x) voluntarily approach any taxing authority regarding taxable periods of the Company or any of its Subsidiaries ending on or prior to the Closing Date, or (y) apply to any Governmental Authority for any binding or non-binding opinion, ruling, or other determination with respect to the Company or any of its Subsidiaries in relation to any act, matter or transaction that occurred on or before the Closing Date or that relates to any taxable periods or portions of taxable periods ending on or before the Closing Date, or (z) waive or extend the statute of limitations relating to any Taxes or Tax Returns of the Company for any taxable periods or portions of taxable periods ending on or before the Closing Date (each a “Restricted Tax Action”).
Section 6.8Tax Refunds. Except to the extent reflected as an asset in the calculation of the Final Purchase Price, HoldCo will be entitled to any Tax refunds of the Company and its Subsidiaries that are received by the Purchaser, the Company or a Subsidiary (in each case, including any amounts credited against Tax) to which the Purchaser, the Company or a Subsidiary, as applicable, become entitled in any post-Closing taxable period, but excluding any Tax refunds related to any carryback of losses attributable to a post-Closing taxable period, that relate to any pre-Closing taxable period. In determining the portion of a Tax refund or credit relating to a pre-Closing taxable period, any refund of Taxes relating to a straddle period shall be equitably apportioned between the portion of such straddle period ending on the Closing Date and that portion of such straddle period beginning on the day after the Closing Date in accordance with the principles set forth in Section 6.3. The Purchaser shall, within five days after actual receipt of such refund or credit against Taxes, pay over to HoldCo any such refund or the amount of any such credit within five days after actual receipt of such refund or credit against Taxes.
ARTICLE 7
CONDITIONS TO CLOSING
Section 7.1Conditions to the Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)The filings of the Purchaser and the Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 7.2Conditions to the Obligations of Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:
(a)Other than the Seller Fundamental Representations, the representations and warranties of the Company and the Sellers contained in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), subject to updates provided pursuant to Section 5.15. The representations and warranties of the Company and the Sellers contained in the Seller Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)The Sellers and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by them prior to or on the Closing Date.
(c)All approvals, consents and waivers that are listed on Section 7.2(c) of the Sellers Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to the Purchaser at or prior to the Closing.
(d)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(e)The Sellers, HoldCo, and the Company shall have duly performed all steps of the Restructuring as required by this Agreement prior to or on the Closing Date.
(f)At least five Business Days before Closing, the Seller Representative shall have delivered to the Purchaser the Estimated Calculation Statement.
(g)The Company shall have executed and delivered an asset transfer agreement, in form and substance reasonably satisfactory to the Purchaser, by and among the Company and certain Affiliates of the Company, pursuant to which (1) such Affiliates transferred certain assets and liabilities related to the Business, as set forth on Schedule 7.2(g), to the Company and (2) the Company transferred certain assets and liabilities unrelated to the Business, as set forth on Schedule 7.2(g), to such Affiliates (the “Asset Transfer Agreement”), and true and complete copies thereof shall have been delivered to the Purchaser.
(h)The Company shall have delivered evidence, in form and substance reasonably satisfactory to the Purchaser, of the release of all Encumbrances on the assets and equity of the Company, other than Permitted Encumbrances and Encumbrances referenced in the payoff letters from the applicable creditor evidencing the aggregate amount of Closing Indebtedness outstanding as of the Closing Date and an agreement that, if such aggregate amount so identified is paid in accordance with such payoff letters on the Closing Date, such Closing Indebtedness shall be repaid in full and that all Encumbrances shall be released.
(i)The Noncompetition Agreements (including any provision therein) shall not have been repudiated or rescinded by any party thereto.
(j)The Seller Employment Agreements (including any provision therein) shall not have been repudiated or rescinded by any party thereto.
(k)At least five Business Days before Closing, the Seller Representative shall have delivered to the Purchaser an updated Section 3.18(b) of the Sellers Disclosure Schedule as of the Closing.
(l)The Company shall have adopted resolutions and taken such corporate action as is reasonably necessary to terminate the Company’s 401(k) Plan and each other qualified plan sponsored by the Company, effective prior to the Closing Date. The Company shall provide Purchaser with evidence of such action (the form and substance of which shall be subject to review and approval by Purchaser, which approval shall not be unreasonably withheld) not later than the day immediately preceding the Closing Date. The Company shall be responsible for paying all costs associated with terminating any such Company Plans.

(m)The other Ancillary Agreements shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Purchaser.
Section 7.3Conditions to the Obligations of Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, at or prior to the Closing, of each of the following conditions:
(a)Other than the representations and warranties of the Purchaser contained in the Purchaser Fundamental Representations, the representations and warranties of the Purchaser contained in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Purchaser Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)The Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date.
(c)The Ancillary Agreements shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Sellers.
ARTICLE 8
TERMINATION
Section 8.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual agreement of the Purchaser and the Sellers;
(b)by either the Purchaser or the Seller Representative, by giving written notice to the other party, if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, including the HSR Act, or (ii) any Governmental Authority shall institute any lawsuit challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement;
(c)by the Purchaser in accordance with Section 5.9, if Environmental Issues resulting in an Environmental Adjustment Amount equal to or exceeding the Threshold are identified;
(d)by the Purchaser, by giving written notice to the Seller Representative, if the Seller Employment Agreements have not been executed and delivered to the Purchaser;
(e)by the Purchaser, (i) if Sellers or the Company have breached or failed to perform any of its covenants or other agreements contained in this Agreement required to be complied with by them, which breach or failure to perform would give rise to the failure of a condition set forth in ARTICLE 7 or (ii) there exists a breach of or inaccuracy in a representation or warranty of Seller or the Company contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2, and in the case of either (i) or (ii) above, such breach or failure is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by the Sellers or the Company before the Outside Date; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)if the Purchaser is then in material breach of this Agreement;
(f)by the Sellers, (i) if the Purchaser has breached or failed to perform any of its covenants or other agreements contained in this Agreement required to be complied with by it, which breach or failure to perform would give rise to the failure of a condition set forth in ARTICLE 7 or (ii) there exists a breach of or inaccuracy in a representation or warranty of the Purchaser contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3, and in the case of either (i) or (ii) above, such breach or failure is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by the Purchaser before the Outside

Date; provided, however, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if the Sellers are then in material breach of this Agreement;
(g)by the Sellers, by giving written notice to the Purchaser, if the Closing shall not have occurred on or before the Outside Date (or such later date as the Purchaser and the Seller Representative may mutually agree) by reason of the failure of any condition precedent under Section 7.1 or Section 7.3 (unless the failure results primarily from a breach by the Purchaser of any representation, warranty or covenant of the Purchaser contained in this Agreement or the Purchaser’s failure to fulfill a condition precedent to the Closing or other default or acts or omissions to act by the Purchaser that has the effect of delaying the Closing); or
(h)by the Purchaser, by giving written notice to the Seller Representative, if the Closing shall not have occurred on or before the Outside Date (or such later date as the Purchaser and the Seller Representative may mutually agree) by reason of the failure of any condition precedent under Section 7.1 or Section 7.2 (unless the failure results primarily from a breach by any Seller or the Company of any representation, warranty or covenant of the Sellers or the Company contained in this Agreement or the Sellers’ or the Company’s failure to fulfill a condition precedent to the Closing or other default or acts or omissions to act by the Sellers or the Company that has the effect of delaying the Closing).
(i)By either the Sellers or the Purchaser, by giving written notice to the other party, if the Closing shall not have occurred on or before March 10, 2027 (the “Drop-Dead Date”), and, as of the Drop-Dead Date, all of the conditions precedent set forth in Section 7.1 and Section 7.2 are satisfied, except for those conditions that, by their nature, are to be satisfied at the Closing (but were capable of being satisfied as of the Drop-Dead Date if the Closing were to occur on the Drop-Dead Date.
Section 8.2Effect of Termination.
(a)In the event of termination of this Agreement, the Purchaser shall pay to the Sellers the Antitrust Fees incurred by the Company and/or the Sellers.
(b)Except as set forth in Section 8.2(a) above or in the event of termination of this Agreement pursuant to Section 8.1(i) above, in the event of termination of this Agreement as provided in Section 8.1(a)-(h) above, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of any party or their respective officers, directors, stockholders or Affiliates, except for any breach of this Agreement prior to such termination and obligations under Section 13 of the Letter of Intent dates October 11, 2024.
ARTICLE 9
INDEMNIFICATION
Section 9.1Indemnification by the Sellers. Subject to the limitations expressly set forth in Section 9.5 and Section 9.6, the Sellers shall jointly and severally indemnify and hold harmless the Purchaser and its Affiliates (including, following the Closing, the Company) and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:
(a)any inaccuracy in or breach of any representation or warranty of any Seller of the Company contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement or any Ancillary Agreement, but specifically excluding the Seller Employment Agreements and employment agreements with any other person;
(b)any nonperformance or other breach of any covenant or agreement of any Seller or the Company contained in this Agreement or any Ancillary Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement or any Ancillary Agreement, but specifically excluding the Seller Employment Agreements and employment agreements with any other person;
(c)except to the extent accrued or reserved for as current Liabilities in line items on the Closing Balance Sheet or otherwise taken into account in determining the Purchase Price and except for Taxes resulting from a Restricted Tax Action that was not consented to by Seller Representative, (i) any Taxes of Sellers or HoldCo, (ii) any Taxes of the Company or any of its Subsidiaries, with respect to taxable periods ending on or before the Closing Date, (iii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, any Taxes of the Company or any of its Subsidiaries which are allocable, pursuant to Section 6.3, to the portion of such period ending on the Closing Date, (iv) any Taxes relating to any member of an affiliated group with which the Company or any of its Subsidiaries has filed a Tax Return on a consolidated, combined or unitary basis, (v) the Sellers’ portion of Transactional Taxes pursuant to Section 6.6, and (vi) any Taxes of any Person (other than the Company) for which the Company or any of its Subsidiaries may be liable as a transferee or successor, by contract, agreement or otherwise.
(d)any Indebtedness of the Company or any of its Subsidiaries existing prior to the Closing that is not fully extinguished prior to or as of the Closing;
(e)any amount by which the actual cost of Environmental Issue(s) exceeds the Environmental Adjustment Amount (the “Environmental Excess”);
(f)the Fraud of the Sellers or the Seller Representative at any time or the Company at or prior to the Closing; or
(g)the matters set forth on Schedule 9.1(g).
For the purposes of this Section 9.1, (A) any inaccuracy in, or breach of any representation or warranty, or nonperformance or other breach of any covenant or agreement by any Seller or the Company in this Agreement and (B) the amount of Loss resulting from any such inaccuracy, nonperformance or breach of this Agreement shall be determined without regard to any reference to materiality, Material Adverse Effect or similar qualifications.
Section 9.2Indemnification by the Purchaser. Subject to the limitations expressly set forth in Section 9.6, the Purchaser will indemnify and hold harmless the Sellers from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by the Sellers directly or indirectly arising out of, relating to or resulting from any of the following:
(a)any inaccuracy in or breach of any representation or warranty or other statement of the Purchaser contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement;
(b)any nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement;
(c)the enforcement of the Guaranties or the Letters of Credit after the Closing; and
(d)the Fraud of the Purchaser.
For the purposes of this Section 9.2, (A) any inaccuracy in, or breach of any representation or warranty, or nonperformance or other breach of any covenant or agreement by the Purchaser and (B) the amount of Loss resulting from any such inaccuracy, nonperformance or breach shall be determined without regard to any reference to materiality, Material Adverse Effect or similar qualifications.
Section 9.3Claim Procedure.
(a)A party that seeks indemnity under this ARTICLE 9 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, and (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party. For purposes of this ARTICLE 9, the Seller Representative, as representative of the Sellers, shall receive all notices and take all actions on behalf of the Sellers.
(b)Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response to such Claim Notice. During such 30 day period, the

Indemnifying Party and its professional advisors shall have the opportunity to investigate the matter or circumstance alleged to give rise to the Claim Notice, and whether and to what extent any amount is payable in respect of the Claim Notice and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonably requested information in the possession of the Indemnified Party with respect to such Claim Notice upon prior written notice and during normal business hours as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party fails to so respond within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and agreed to pay the Losses at issue in the Claim Notice.
(c)If, within 30 days after delivery of the Claim Notice, the Indemnifying Party delivers a written notice disputing the Indemnified Party’s entitlement to indemnification for the Losses described in the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.11.
(d)Any indemnification payment pursuant to this ARTICLE 9 will be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Party, and will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3 if a written response has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final judgment of a court having jurisdiction over such proceeding as permitted by Section 10.11 if a written response has been timely delivered in accordance with Section 9.3(b).
Section 9.4Third Party Claims.
(a)If any Indemnified Party receives notice of a claim or demand, whether or not involving a Proceeding, by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party a Claim Notice within 30 days following receipt of such notice of such Third Party Claim, and the Indemnified Party shall provide the Indemnifying Party with such other information with respect thereto as the Indemnifying Party may reasonably request. Such Claim Notice will describe the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.
(b)Within 30 days after the Indemnified Party’s delivery of a Claim Notice under this Section 9.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:
(i)acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to, and subject to the limitations in, this ARTICLE 9 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and
(ii)retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim.
However, if the Sellers are the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party, (C) in which the Purchaser Indemnified Party reasonably concludes that the Indemnifying Party and the Purchaser Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim or (D) in which the outcome of any judgment or settlement in the matter could reasonably be expected to adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement (collectively, clauses (A) – (D), the “Special Claims”). An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.
(c)If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 9.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim. To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.
(d)If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party will not consent to any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim without prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. All amounts paid or payable under such settlement or judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this ARTICLE 9. The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay. The Indemnified Party and Indemnifying Party will have no Liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any Third Party Claim effected without its consent.
Section 9.5Survival. All representations and warranties contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered pursuant to this Agreement (but excluding the Seller Employment Agreements) will survive the Closing, for a period of eighteen months from the Closing Date; provided, that (i) the representations and warranties set forth in Section 3.17 (Tax Matters) will survive until 90 days following the expiration of the statute of limitations applicable to the underlying matters covered by such provision, taking into account any tolling periods or extensions and (ii) the Seller Fundamental Representations will survive indefinitely. Fraud claims shall survive until 90 days following the expiration of the statute of limitations applicable, taking into account any tolling periods or extensions. In addition, notwithstanding the foregoing, any claims for indemnification for which a Claim Notice has been delivered by the Person seeking indemnification to the Person from whom indemnification is sought before the expiration of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.
Section 9.6Limitations on Liability.
(a)With respect to the Sellers’ indemnification obligations, notwithstanding anything to the contrary set forth in this Agreement:
(i)Except in the case of Fraud or a breach of a Seller Fundamental Representation or of the representations and warranties contained in Section 3.17 and Section 3.18 (but only to the extent relating to Taxes or the Code), the Sellers shall not have any obligation to indemnify any Purchaser Indemnified Party under Section 9.1(a) unless and until (A) such claim or series of related claims involves Losses in excess of $25,000 and (B) the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 9.1(a) exceeds $500,000 (the “Deductible Amount”), whereupon the Purchaser Indemnified Party shall be entitled to receive the aggregate amount of Losses in excess of the Deductible Amount; and
(ii)Except in the case of Fraud or a breach of a Seller Fundamental Representation or of the representations and warranties contained in Section 3.17 and Section 3.18 (but only to the extent relating to Taxes or the Code), and subject to the other limitations in this Section 9.6, in no event shall the cumulative indemnification obligations of the Sellers under Section 9.1(a) in the aggregate exceed $18,000,000 (the “Cap”).
(b)Subject to the other limitations imposed by this ARTICLE 9, including the Deductible Amount and the Cap (to the extent applicable), all indemnification claims (A) shall first be paid and satisfied as an offset against the First Anniversary Payment, Second Anniversary Payment and the Third Anniversary Payment; and (B) shall then be paid and satisfied directly from the Sellers. With respect to claims by a Purchaser Indemnified Party for Losses with respect to breaches of any of the Seller Fundamental Representations or the representations and warranties in Section 3.17 (Taxes), in no event may the Purchaser Indemnified Parties seek recourse against the Sellers for an aggregate amount in excess of the Purchase Price, with any and all indemnification payments made by the Sellers taken into consideration when determining whether such cap has been met, including without limitation Losses with respect to breaches of any of the Seller Fundamental Representations or the representations and warranties in Section 3.17 (Taxes), for an aggregate amount in excess of the Purchase Price.
(c)With respect to the Purchaser’s indemnification obligations, notwithstanding anything to the contrary set forth in this Agreement:
(i)Except in the case of Fraud or a breach of a Purchaser Fundamental Representation, the Purchaser shall not have any obligation to indemnify the Seller under Section 9.2(a) unless and until the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 9.2(a) exceeds the Deductible Amount, whereupon the Seller shall be entitled to receive the aggregate amount of Losses in excess of the Deductible Amount; and
(ii)Except in the case of Fraud or a breach of a Purchaser Fundamental Representation, in no event shall the cumulative indemnification obligations of the Purchaser under Section 9.2(a) in the aggregate exceed the Cap.
(iii)With respect to claims by a Seller Indemnified Party for Losses with respect to breaches of any of the Purchaser Fundamental Representations, in no event may the Seller Indemnified Parties seek recourse against the Purchaser for an aggregate amount in excess of the Purchase Price (without taking into account the payment of the Purchase Price), with any and all indemnification payments made by the Purchaser taken into consideration when determining whether such cap has been met, including without limitation Losses with respect to breaches of any of the Purchaser Fundamental Representations, for an aggregate amount in excess of the Purchase Price (without taking into account the payment of the Purchase Price).
(iv)For the avoidance of doubt, the indemnification obligations of the Purchaser for any nonperformance or other breach of any covenant or agreement in ARTICLE 5 by the Purchaser shall not be subject to the limitations set forth in this Section 9.6(c) or failure to pay the Purchase Price under ARTICLE 2.
Section 9.7No Right of Indemnification or Contribution. No Seller has any right of indemnification or contribution against the Company with respect to any breach by the Sellers or the Company of any of their representations, warranties, statements, covenants or agreements contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of any Seller or the Company pursuant to this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.
Section 9.8Insurance Proceeds and Other Payments. The amount of any and all Losses for which indemnification is provided pursuant to this ARTICLE 9 will be net of (i) any Tax benefit actually realized by the applicable Indemnified Party in or with respect to the taxable period or year in which the determination is being made or in any prior taxable period or year (taking into account any Tax cost or reduction in Tax benefit by reason of the receipt of the indemnification payment) and (ii) any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto. In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party. The Purchaser will use (and will cause its Affiliates to use) commercially reasonable efforts to mitigate any Loss and to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses). The Purchaser agrees that until the date that is twelve months after the Closing Date it shall maintain casualty and liability insurance policies, employment practices liability insurance, and other insurance policies in each case, such policies being substantially equivalent in coverage, coverage amount, quality of carrier, and covered claims to the insurance policies maintained by the Company immediately preceding the Closing Date.
Section 9.9Indemnity Offset Against First, Second and Third Anniversary Payments. Subject to the terms and conditions of this ARTICLE 9, any payments to be made pursuant to Section 9.1 shall first be paid to any Purchaser Indemnified Party as on offset evenly allocated against the First Anniversary Payment (to the extent that the First Payment Date has not passed), the Second Anniversary Payment (to the extent that the Second Payment Date has not passed), and the Third Anniversary Payment (to the extent that the Third Payment Date has not passed) and then, and only to the extent there is no amount remaining with respect to the First Anniversary Payment, the Second Anniversary Payment and the Third Anniversary Payment, shall be paid directly by the Sellers.
Section 9.10Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of the Purchaser against the Sellers for any breach of any representation, warranty or covenant under this Agreement (other than claims or causes of action arising from Fraud) will be pursuant to the indemnification obligations set forth in this ARTICLE 9 and, except to the extent the Purchaser has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 9.3 or Section 9.4 prior to the expiration of the applicable survival period set forth in Section 9.5, the Purchaser will have no remedy against the Sellers for any breach of any provision of this Agreement. Each of the Sellers and the Purchaser hereby waives any and all other remedies (other than claims or causes of action arising from Fraud) that may be available at Law or equity for any breach of any representation, warranty or covenant under this Agreement. Notwithstanding the foregoing, nothing herein will limit the right of any party to seek injunctive or equitable relief for any breach or threatened breach of any covenant in this Agreement or any Ancillary Agreement.
Section 9.11Tax Treatment of Indemnification Payments. Any payment under this ARTICLE 9 shall be treated as an adjustment to the Purchase Price for Tax purposes.
Section 9.12Sellers’ Release. Effective as of the Closing, except with respect to any claim, right or obligation under this Agreement and the Ancillary Agreements, each of the Sellers, as an equityholder, manager, officer, or director of, or as a holder of Shares in, the Company or any of its Subsidiaries, or otherwise, and on behalf of itself, its Affiliates, and the successors and assigns of each of them, hereby irrevocably waives, releases, remises, and forever discharges the Company and each of its respective past, present and future members, managers, directors, officers, employees, equityholders, Subsidiaries, and Affiliates, and the successors and assigns of each of them, from any and all Liabilities of the Company and its Subsidiaries owed to such Seller, any of its Affiliates, or any successor or assign of any of them or any claims, actions or Liabilities of any kind which such Seller, any of its Affiliates, or any successor or assign of any of them currently have against, or which are in any way connected to, the Company to the extent arising on or prior to the Closing and related to such Seller’s ownership of the Membership Interests, services provided to the Company or other contractual relationship with the Company, in each case whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by such Seller, any of its Affiliates, or any successor or assign of any of them. Notwithstanding the foregoing, the foregoing does not waive or release the Company or any of its Subsidiaries from (i) any obligation to indemnify a Seller in such Seller’s capacity as an employee, officer or manager of the Company pursuant to the Governing Documents of the Company or any of its Subsidiaries or any applicable Laws, (ii) any rights and obligations arising under this Agreement or the other Ancillary Agreements, (iii) any receivables or employee compensation earned or accrued as of the Closing from the Company to any such Seller from the Company or its Subsidiaries to the extent such receivables were included in the calculation of Closing Net Working Capital, (iv) any benefits payable under Company Plans in the ordinary course of business of the Company, or (v) any rights of any officers or directors to indemnification and exculpation, pursuant insurance policies of the Company. Each releasing party hereunder represents and warrants that there has been no assignment or other transfer of any interest in any claim released pursuant to Section 10.5.
Section 9.13No Double Recovery. Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Person more than once from an Indemnifying Party pursuant to this Agreement, regardless of whether such Losses may be as a result of a breach of more than one representation or warranty or covenant.

ARTICLE 10
GENERAL PROVISIONS
Section 10.1Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), or (b) received or rejected by the addressee, if sent by certified or registered mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a party may designate by notice to the other parties):
If to the Seller Representative:
Bryant S. Wood
3475 Ashley Road
Montgomery, AL 36108
Attn: Bryant S. Wood
E-mail: [* * *]

With a copy (which shall not constitute notice) to:

Bradley Arant Boult Cummings LLP
200 Clinton Avenue, Suite 900
Huntsville, Alabama 35801
Attn: Hall B. Bryant III
E-mail: hbryant@bradley.com

If to the Company:
J.M. Wood Auction Co., Inc.
3475 Ashley Road
Montgomery, AL 36108
Attn: Bryant S. Wood
E-mail: [* * *]

With a copy (which shall not constitute notice) to:

Bradley Arant Boult Cummings LLP
200 Clinton Avenue, Suite 900
Huntsville, Alabama 35801
Attn: Hall B. Bryant III

E-mail: hbryant@bradley.com

If to the Purchaser:
Ritchie Bros. Auctioneers (America) Inc.
9500 Glenlyon Parkway
Burnaby, British Columbia, Canada V5J 0C6
Attention: Legal Department
With a copy (which shall not constitute notice) to:
Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
Minneapolis, Minnesota 55402-1498
Attention: Morgan Helme
E-mail: helme.morgan@dorsey.com

Section 10.2Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by the Purchaser and the Seller Representative.
Section 10.3Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.
Section 10.4Entire Agreement. This Agreement (including the Schedules and Exhibits and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement, other than the obligations under Section 13 of the Letter of Intent dated October 11, 2024.
Section 10.5Assignment and Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any party without the prior written consent of the Purchaser and the Seller Representative; provided, that nothing herein shall prohibit the Purchaser from assigning and transferring all or part of this Agreement and any of its rights thereunder to one of its Affiliates; provided that Purchaser provides the Seller Representative written notice of such assignment and any such assignor remains jointly and severally bound with such assignee by the terms and conditions of this Agreement so assigned. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 10.5. No assignment of this Agreement shall release any party of its obligations hereunder.

Section 10.6Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
Section 10.7Exhibits and Schedules. The Exhibits and Schedules to this Agreement (including the Sellers Disclosure Schedule and the Purchaser Disclosure Schedule) are incorporated herein by reference and made a part of this Agreement. The Sellers Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of ARTICLE 3 and ARTICLE 4, as applicable. The disclosure in any section or paragraph of the Sellers Disclosure Schedule or the Purchaser Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs or to the extent that the relevance of any such disclosure to any other Schedule is reasonably apparent from the text of such disclosure. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself. Any item of information, matter, or document disclosed or referenced in, or attached to, the Purchaser Disclosure Schedule or Seller Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect,” or other similar terms in this Agreement or to establish a standard of materiality, (b) be deemed or interpreted to expand the scope of any party’s representations and warranties, obligations, covenants, conditions, or agreements contained herein, (c) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, or (d) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. No disclosure in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
Section 10.8Interpretation. In the negotiation of this Agreement, each party has received advice from his or its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.
Section 10.9Governing Law. Unless any Exhibit or Schedule specifies a different choice of Law, the internal Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.
Section 10.10Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at Law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
Section 10.11Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the Delaware Court of Chancery, or, if the Delaware Court of Chancery does not have jurisdiction, any other federal or state court in the State of Delaware. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in

Section 10.1. Nothing in this Section 10.11, however, affects the right of any party to serve legal process in any other manner permitted by Law.
Section 10.12Waiver of Jury Trial. Each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by Law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of any party to this Agreement in negotiation, administration, performance or enforcement of this Agreement.
Section 10.13Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Sellers, on the one hand, and the Purchaser, on the other hand, will pay all of their own expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement; provided, that (i) the Sellers will bear all Transaction Expenses of the Company, which the Purchaser will pay on behalf of the Sellers and/or the Company as provided in Section 2.4(d) and (ii) the Purchaser will bear the Antitrust Fees and the HSR filing fee and any other fee for filing with the antitrust or competition authority of any other jurisdiction.
Section 10.14Representation of Stockholders; Privileged Deal Communications. Following the Closing, in any dispute or proceeding arising solely in connection with this Agreement or the Transaction Documents, Sellers and their respective Affiliates (individually and collectively, the “Seller Group”) shall have the right, at their respective election, to retain Bradley Arant Boult Cummings LLP (the “Law Firm”) to represent one or more of the members of the Seller Group in such matter, and the Purchaser hereby irrevocably waives and consents to (and will cause its Affiliates (including, after the Closing, the Company) to waive and consent to), any such representation in any such matter and the communication by such counsel to such members of the Seller Group in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Company solely in connection with this Agreement or the Transaction Documents (the “Privileged Deal Communications”). The Purchaser irrevocably acknowledges and agrees that all Privileged Deal Communications would not be subject to disclosure to the Purchaser or its Affiliates in connection with any process relating to a dispute arising under or related to, this Agreement or the Transaction Documents, shall continue after the Closing and for all purposes be deemed to be privileged communications between each Law Firm and members of the Seller Group, and none of the Purchaser or its Affiliates (including, after Closing, the Company) nor any Person purporting to act on behalf of or through any of the foregoing shall knowingly and intentionally (a) seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company and not to any member of the Seller Group, (b) take any action which could cause any Privileged Deal Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not in the Seller Group, (c) use or rely on any of the Privileged Deal Communications whether located in the records or e-mail servers of the Company, or otherwise, in any action against or involving the parties after the Closing, or (d) assert that the privilege has been waived as to the Privileged Deal Communications that may be located in the records or e-mail servers of the Company; provided that, if there is a dispute between the Purchaser or any of its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group or any of their respective Affiliates, on the other hand, the Purchaser or any of its Affiliates (including the Company) may assert the attorney-client privilege, work product doctrine, or any other applicable privilege to prevent the disclosure of any such documents or information.
Section 10.15Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by email transmission in portable document format or .tiff format that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.
**Signature page follows**

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

RITCHIE BROS. AUCTIONEERS (AMERICA) INC. By: /s/ Jim Kessler Name: Jim Kessler Title: Chief Executive Officer

J.M. WOOD AUCTION CO., INC.

By:    /s/ Bryant S. Wood
Name: Bryant S. Wood
Title: President

BRYANT S. WOOD

By:    /s/ Bryant S. Wood

RUSTON R. WOOD

By:    /s/ Ruston R. Wood

KIMBERLY WOOD COX

By:    /s/ Kimberly Wood Cox

Signature Page to Equity Purchase Agreement